Exhibit 2.1

EXECUTION VERSION

ASSET AND STOCK PURCHASE AGREEMENT

dated as of

December 12, 2010

by and between

A. O. SMITH CORPORATION

and

REGAL BELOIT CORPORATION

i

DISCLOSURE SCHEDULES

Schedule	1.01(a)(i)	Excluded Business Employees
Schedule	1.01(a)(ii)	Non-Business Employees
Schedule	1.01(b)	Business Guarantees
Schedule	1.01(c)	Chinese Purchased Subsidiaries
Schedule	1.01(d)	Knowledge of Seller
Schedule	1.01(e)	Leased Real Property
Schedule	1.01(f)	Mexican Purchased Subsidiaries
Schedule	1.01(g)	Owned Real Property
Schedule	1.01(h)	Permitted Liens
Schedule	1.01(i)	Retained Businesses
Schedule	1.01(j)	Shares
Schedule	2.02(c)	CTC Assets
Schedule	2.02(e)	Purchased Contracts
Schedule	2.03(c)	Excluded Intellectual Property Rights
Schedule	2.03(o)	Other Excluded Assets
Schedule	2.04(d)	Excluded Product Liabilities
Schedule	2.04(e)	Excluded Environmental Liabilities
Schedule	2.05(k)	Other Excluded Liabilities
Schedule	2.06(a)(i)	Restructuring Transactions
Schedule	2.06(a)(ii)	Non-Business Assets
Schedule	2.06(a)(iii)	Non-Business Liabilities
Schedule	2.08	Initial Allocation Statement
Schedule	3.03	Governmental Authorization
Schedule	3.05(b)(i)	Preemptive Rights and Transfer Restrictions
Schedule	3.05(b)(ii)	Voting Trusts and Other Agreements
Schedule	3.06(a)(i)	Financial Statements
Schedule	3.06(a)(ii)	Non-GAAP Financial Statements
Schedule	3.09	Material Contracts

Schedule	3.09(b)	Material Defaults
Schedule	3.09(c)	Affiliate Transactions
Schedule	3.09(d)	Retained Business Affiliate Transactions
Schedule	3.10	Litigation
Schedule	3.11	Compliance with Laws
Schedule	3.12(a)	Real Property
Schedule	3.12(c)	Rights to Real Property
Schedule	3.13(a)	Business Registered Intellectual Property Rights
Schedule	3.13(b)	Intellectual Property Exceptions to Ownership
Schedule	3.13(c)	Intellectual Property Infringement
Schedule	3.14(a)(i)	Title to Assets – Purchased Assets
Schedule	3.14(a)(ii)	Title to Assets – Purchased Assets – Purchased Subsidiaries
Schedule	3.14(b)	Sufficiency of Purchased Assets
Schedule	3.15	Permits
Schedule	3.17(a)(i)	Employee Plans
Schedule	3.17(a)(ii)	International Plans
Schedule	3.17(b)	Employee Plans Subject to ERISA
Schedule	3.18	Environmental Compliance
Schedule	3.19(a)	Product Warranty
Schedule	3.19(b)	Product Liabilities
Schedule	3.20(d)	Bargaining Agreements
Schedule	3.20(e)	Employees
Schedule	5.01	Conduct of the Business
Schedule	5.03(b)	Competition Laws
Schedule	5.05(a)(i)	Buyer Designated Shared Contracts
Schedule	5.05(a)(ii)	Seller Designated Shared Contracts
Schedule	5.05(b)	Retained Business Affiliate Transactions
Schedule	5.05(c)	Retained Affiliate Transactions
Schedule	5.08	Intercompany Balance
Schedule	5.18(a)	Transferred Employees Exceptions
Schedule	5.18(b)	Seller Employees Exceptions
Schedule	5.19	Retained Employees
Schedule	8.01(a)	Competition Laws

v

EXHIBITS

Exhibit	A	Accounting Policies
Exhibit	B	Assignment and Assumption Agreement
Exhibit	C	Bill of Sale
Exhibit	D	Chinese Equity Transfer Agreement
Exhibit	E	Partnership Interest Sale and Purchase Agreement
Exhibit	F	Patent License Agreement
Exhibit	G	Sample Closing Statement
Exhibit	H	Shareholder Agreement
Exhibit	I	Trademark License Agreement
Exhibit	J	Transition Services Agreement
Exhibit	K	Yueyang Agreement

ASSET AND STOCK PURCHASE AGREEMENT

This ASSET AND STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of December 12, 2010 by and between A. O. SMITH CORPORATION, a Delaware corporation (“Seller”), and REGAL BELOIT CORPORATION, a Wisconsin corporation (“Buyer”). Each of Seller and Buyer is referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, Buyer desires to purchase (or cause one or more of its wholly-owned Subsidiaries to purchase) the Shares (as defined below) and the Purchased Assets (as defined below) and assume the Assumed Liabilities (as defined below) from Seller and its applicable Subsidiaries, and Seller and its applicable Subsidiaries desire to sell the Shares and the Purchased Assets and transfer the Assumed Liabilities to Buyer (or one or more of its wholly-owned Subsidiaries) and the Buyer Designee, as applicable, upon the terms and subject to the conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“A. O. Smith Trademarks” means any Trademark incorporating “A. O. Smith,” “AOS,” “AO,” “SMITH” or “INNOVATION HAS A NAME” or any variation thereof, or their translations in languages other than English.

“Accounting Policies” means the accounting policies, principles, practices and methodologies set forth in Exhibit A, which have been used in the preparation of the Financial Statements, the Balance Sheet and the Sample Closing Statement and will be used in the preparation of the Initial Closing Statement, Buyer Closing Statement and Final Closing Statement.

“Action” means any action, claim, suit, arbitration, investigation or proceeding, in each case by or before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Assignment and Assumption Agreement” means one or more Assignment and Assumption Agreements by and between Seller (or its applicable Retained Subsidiary) and Buyer in substantially the form attached hereto as Exhibit B.

“Balance Sheet” means the unaudited pro forma balance sheet of the Business as of September 30, 2010.

“Balance Sheet Date” means September 30, 2010.

“Bargaining Agreement” means each agreement or labor contract entered into with a union, labor organization or works council governing the terms and conditions of employment of any Business Employee or Purchased Subsidiary Employee.

“Bill of Sale” means one or more Bills of Sale by and between Seller and Buyer in substantially the form attached hereto as Exhibit C.

“Business” means, as comprised as of the Effective Time, Seller’s and its Subsidiaries’ business of manufacturing and selling hermetic motors, sub-fractional and fractional horsepower motors, and integral horsepower motors; provided, however, that for the avoidance of doubt, (a) the Business shall exclude the Retained Business, and (b) the Business shall not include the operations conducted at Shanghai Water Treatment.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America, are authorized or required by Law to close.

“Business Employee” means (a) each employee of Seller or any of its Subsidiaries or Affiliates whose employment duties are primarily connected to performance of services for the Business, but excluding (i) any Purchased Subsidiary Employee and (ii) those employees listed on Schedule 1.01(a)(i) and (b) those additional employees of Seller, or any of its Subsidiaries or Affiliates who are listed on Schedule 1.01(a)(ii); provided, however, that no employee may be listed on either Schedule 1.01(a)(i) or Schedule 1.01(a)(ii) following the date hereof without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.

“Business Guarantees” means all guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by Seller or any of its Affiliates (other than the Purchased Subsidiaries) in support of any obligation of the Business that are listed in Schedule 1.01(b).

“Business Intellectual Property Rights” means Seller’s and its Subsidiaries’ right in and to the Business Patents, the Business Trademarks and the Other Business Intellectual Property Rights, and all goodwill associated with any of the foregoing, together with the right to sue or otherwise recover for any past, present or future infringement, dilutions, misappropriations or other violations thereof.

“Business Patents” means the Patents owned, used or held primarily for use in the conduct of the Business.

“Business Records” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), Tax Returns and other Tax work papers and files relating to the Business or the Purchased Subsidiaries, and other similar materials in each case to the extent in the possession or control of Seller or its Subsidiaries as of the Closing.

“Business Trademarks” means the Trademarks owned, used or held primarily for use in the conduct of the Business, other than the A. O. Smith Trademarks.

“Buyer Designee” means any Affiliate of Buyer designated by Buyer as a nominee partnership interest holder on or prior to the Closing Date.

“Buyer MAE” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, financial condition or results of Buyer and its Subsidiaries business operations (taken as a whole); provided, however, that any Effect resulting or arising from any of the following shall not be considered when determining whether a Buyer MAE shall have occurred: (a) any action taken or omission to act with the prior written consent or upon the prior written request of Seller (including any action taken or omission to act which are required or permitted by the Transaction Documents), (b) any change or development in general economic conditions in the industries or markets in which Buyer operates, (c) changes in Law or GAAP or the interpretation or enforcement of any of the foregoing, (d) any failure of Buyer’s business to meet, with respect to any period or periods, any internal forecasts or projections, estimates of earnings or revenues, or business plans, provided that this clause (d) shall not prevent a determination that any change or effect underlying such failure to meet forecasts or projections has resulted in a Buyer MAE (to the extent such change or effect is not otherwise excluded from this definition of Buyer MAE), (e) any natural disaster, act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto, (f) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of this Agreement or the transactions contemplated by this Agreement, including any Action resulting therefrom or with respect thereto, and any adverse change in customer, governmental, vendor, employee, supplier or similar relationships resulting therefrom or with respect thereto, including as a result of the identity of Seller, (g) any change or development in financial, credit or securities markets, general economic or business conditions, or political, social or regulatory conditions, or (h) any fluctuations in currency, but in the case of (b), (c), (e) or (g) only if any such Effects do not, individually or in the aggregate, have a materially disproportionate adverse impact to Buyer’s business operations relative to other Persons in the industries or markets in which Buyer operates.

“China” or “PRC” means the People’s Republic of China, excluding Hong Kong, Macao and Taiwan.

“Chinese Equity Seller” means A. O. Smith (China) Investment Co. Ltd.

“Chinese Equity Transfer Agreement” means, with respect to any Chinese Purchased Subsidiary, the Equity Transfer Agreement to be executed by and between Chinese Equity Seller and the Transferee thereto in substantially the form attached hereto as Exhibit D.

“Chinese Purchased Subsidiaries” means A. O. Smith Electrical Products (Changzhou) Co., Ltd., A. O. Smith Electrical Products (Yueyang) Co. Ltd) and A. O. Smith Electrical Products (Suzhou) Co., Ltd.

“Chinese Purchased Subsidiary Transfer Documents” means (a) all necessary documents for effecting change of the legal representatives of such Chinese Purchased Subsidiary whose names appear listed in Schedule 1.01(c) hereto, releasing each of them from any and all Liability which they might have incurred in connection with the lawful performance of their respective duties, and appointment of the new legal representatives of such Purchased Subsidiary as designated by Buyer, and completion of requisite governmental procedures, including but not limited to, the resignation letters, the appointment letters, the release letters, the board resolutions and/or the shareholders resolutions; (b) all necessary documents for effecting the resignation, effective as of the Closing Date, of the directors, supervisors and officers of such Chinese Purchased Subsidiary whose names appear listed in Schedule 1.01(c) hereto, releasing each of them from any and all Liability which they might have incurred in connection with the lawful performance of their respective duties, and appointment of the new directors, supervisors and officers of such Purchased Subsidiary as designated by Buyer, and completion of requisite governmental procedures, including but not limited to, the resignation letters, the appointment letters, the release letters, the board resolutions and/or the shareholders resolutions; (c) all necessary documents for removing A. O. Smith Trademarks from the articles of associations, certificate of approval, business licenses and other permits, certificates and licenses as well as corporate chops and other chops of such Chinese Purchased Subsidiary containing A. O. Smith Trademarks and completion of requisite governmental procedures, including but not limited to, the amendments to articles of associations, the board resolutions and/or the shareholders resolutions; and (d) other Transfer Documents.

“Closing Net Working Capital” means the Net Working Capital as of 11:59 p.m. on the last calendar day prior to the Effective Time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including without limitation, the HSR Act, the Federal Economic Competition Law (Ley Federal de Competencia Económica) and its regulations, as amended, and the Anti-trust Law of the PRC and the related rules and regulations, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Seller and Buyer, dated October 20, 2010.

“Contract” means any contract, agreement, lease, sublease, license, sublicense, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property under Law.

“COTS License” means a license that is commercially available from another Person in the form of a “shrink-wrap,” “click-through” or other standard form license agreement covering “off-the-shelf” software that is generally available to the public and has not been modified, customized or misused with (a) an individual one-time royalty or license fee of seventy five thousand dollars ($75,000) or less or (b) annual royalty or license fee of twenty five thousand dollars ($25,000) or less.

“Damages” means any losses or damages that are actually and directly suffered or sustained, whether resulting from a judgment, a settlement or an award, including those arising out of any Action, applicable Law or Contract, including the Taxes, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts, and other professional fees) associated therewith.

“Disclosure Schedule” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement or any other Transaction Document.

“Employee Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, and any plan, practice, arrangement or policy providing for severance, equity compensation, profit-sharing, incentive or deferred compensation, vacation or other paid-time-off, welfare benefits (health, dental, vision, life, and disability), sick pay, pension or retirement benefits, in each case which covers any current Business Employee.

“Environmental Conditions” means the presence of Hazardous Substances in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air).

“Environmental Laws” means any applicable Law relating to pollution, protection of the environment, and/or protection of the health and safety of persons from exposures to Hazardous Substances in the environment. The term “Environmental Laws”, when applied with respect to the Mexican Purchased Subsidiaries, include Mexico’s Ley General del Equilibrio Ecológico y la Protección al Ambiente, Mexico´s Ley de Aguas Nacionales, Mexico’s Ley General para la Prevención y Gestión Integral de los Residuos, and similar environmental Laws applicable to the Mexican Purchased Subsidiaries, and the regulations related to each such Laws. The term “Environmental Laws”, when applied with respect to the Chinese Purchased Subsidiaries, includes the Environmental Protection Law of the PRC, the Law of the PRC on the Prevention and Control of Water Pollution, the Law of the PRC on the Prevention and Control of Air Pollution, the Law of the PRC on Prevention and Control of Solid Waste Pollution, the Law of the Environmental Impact Assessment of the PRC, the Law of Waters of the PRC, the Law on Ocean Environment Protection of the PRC and the Regulations on Administration of Environmental Protection for Projects Construction, and similar environmental Laws relating to the Chinese Purchased Subsidiaries, and the other rules and regulations related to such Laws and/or defined as abovementioned, as amended.

“Environmental Liabilities” means any and all Liabilities arising out of or relating to any Environmental Law and/or arising out of or relating to Environmental Conditions, including, without limitation, (a) any discharge, spill, leak, emission, release, threatened release or migration of Hazardous Substances; (b) the use, generation, storage, disposal, handling, treatment, recycling, shipment, transportation (or arrangement for any of the foregoing) of any Hazardous Substances; (c) any violation of or noncompliance with any Environmental Law or any Permit required by any applicable Environmental Law; (d) any investigatory, remedial, natural resource, response, removal or corrective obligation or measure required by Environmental Law; or (e) any claim (including but not limited to property damage and personal injury) by any third party relating to any Hazardous Substances or Environmental Conditions; provided that “Environmental Liabilities” shall not include any Product Liability.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefore.

“Equity Sellers” means the Chinese Equity Seller and A. O. Smith Holdings II B.V., a company organized and existing under the laws of the Netherlands.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Pat” means each Business Employee or Purchased Subsidiary Employee assigned to perform services for a Purchased Subsidiary or a Subsidiary or Affiliate of Seller outside the employee’s home country.

“Ex-Pat Agreements” means (a) the foreign assignment letter or other letter agreement entered into with an Ex-Pat, (b) the terms of the Seller’s Expatriate Assignment and Compensation Policy applicable to any Ex-Pat and (c) any other applicable plan, policy, contract or arrangement to reemploy, reinstate or repatriate each any Ex-Pat.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Cash Consideration” means an amount in cash equal to (a) the Cash Consideration, plus or minus, as applicable, (b) the Final Closing Net Working Capital.

“Final Closing Net Working Capital” means Closing Net Working Capital as finally determined in accordance with Section 2.10.

“Foreign Official” means any Person (a) holding a position with or employed by any transnational, domestic or foreign federal, state or local, Governmental Authority, department, court, agency or official, including any political subdivision thereof; or (b) holding a position with or employed by any political party or who is a candidate for public office.

“Fraud” means (a) with respect to Seller, that (i) a representation and warranty made by Seller in Article III was false when made, (ii) to the knowledge of Seller, such representation and warranty in Article III was false when made, (iii) Seller had an intent to induce Buyer to act or refrain from acting in such context, and (iv) Buyer acted in justifiable reliance on such representation and warranty in Article III; and (b) with respect to Buyer, that (i) a representation and warranty made by Buyer in Article IV was false when made, (ii) to the knowledge of Buyer, such representation and warranty in Article IV was false when made, (iii) Buyer had an intent to induce Seller to act or refrain from acting in such context, and (iv) Seller acted in justifiable reliance on such representation and warranty in Article IV.

“Fundamental Representations” means the representations and warranties of Seller contained in Sections 3.01 (Corporate Existence and Power), 3.02 (Corporate Authorization), 3.05 (Purchased Subsidiaries), 3.14(a) (Title to Assets) and 3.16 (Finders’ Fees).

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substances” means any pollutant, contaminant, chemical, waste, and/or any other toxic, infectious, carcinogenic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under any Environmental Law, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, urea formaldehyde, lead-based paint, mold or other fungi, radon, polychlorinated biphenyls (“PCBs”) and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income or gains, and any similar Tax.

“Indebtedness” means (a) all obligations for borrowed money or advances, (b) all obligations evidenced by notes, bonds, debentures or other instruments, (c) all obligations for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business), (d) all commitments by which a Person assures a creditor against loss (including contingent reimbursement obligations regarding letters of credit), (e) all obligations under capitalized leases and purchase money obligations, (f) all guarantees (other than product warranties made in the ordinary course of business), including guarantees of any items set forth in clauses (a) through (e), and (g) all outstanding prepayment premiums, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (f), in each case, as calculated in accordance with GAAP.

“Initial Cash Consideration” means an amount in cash equal to (a) the Cash Consideration, plus or minus, as applicable, (b) the Initial Working Capital Adjustment made in accordance with Section 2.09(a).

“Initial Working Capital Adjustment” means, (a) in the event the estimated Closing Net Working Capital set forth in the Initial Closing Statement exceeds the Target Closing Net Working Capital, an increase to the Initial Cash Consideration equal to the absolute difference between the estimated Closing Net Working Capital set forth in the Initial Closing Statement and the Target Closing Net Working Capital; and (b) in the event the estimated Closing Net Working Capital set forth in the Initial Closing Statement is less than the Target Closing Net Working Capital, a decrease in the Initial Cash Consideration equal to the absolute difference between the estimated Closing Net Working Capital set forth in the Initial Closing Statement and the Target Closing Net Working Capital.

“Intellectual Property Rights” means all intellectual property rights and industrial property rights in any and all jurisdictions throughout the world, including all: (a) Patents; (b) Trademarks; (c) trade secrets and proprietary rights in inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, confidential information, data, Software, know-how, product designs and development, methods and processes, testing tools and materials, customer information, marketing materials, and technology; (d) copyrights and mask works, whether or not registered, and registrations and applications for registration thereof; and (e) any other similar intellectual property rights or industrial property rights.

“International Plan” means any Contract, plan, arrangement or policy providing for equity compensation, severance, profit-sharing, incentive or deferred compensation, vacation and other paid-time-off, welfare benefits (health, dental, vision, life and disability), sick pay, pension or retirement benefits, in each case which (a) is not an Employee Plan, (b) is not required by applicable Law to be provided and (c) covers any current Purchased Subsidiary Employee.

“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Persons set forth in Schedule 1.01(d).

“Law” means, with respect to any Person, any United States or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise herein.

“Leased Real Property” means the real property leased by Seller and its Subsidiaries (including the Purchased Subsidiaries) as tenant described in Schedule 1.01(e).

“Liability” means any liability, cost, expense, debt or obligation of any kind, character, or description, and whether known or unknown, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means, with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation lien, encumbrance, license, grant, lease, sublease, tenancy, occupancy agreement, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, right of way, covenant, condition, easement, encroachment, deed to secure debt, option, building or use restriction, conditional sale agreement or other matter in respect of such property, equity interest or asset.

“Material Adverse Effect” means any change, event, effect, condition, circumstance, state of facts or development (each an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, financial condition or results of operations of the Business (taken as a whole); provided, however, that any Effect resulting or arising from any of the following shall not be considered when determining whether a Material Adverse Effect shall have occurred: (a) any action taken or omission to act with the prior written consent or upon the prior written request of Buyer (including any action taken or omission to act which are required or permitted by the Transaction Documents), (b) any change or development in general economic conditions in the industries or markets in which the Business operates, (c) changes in Law or GAAP or the interpretation or enforcement of any of the foregoing, (d) any failure of the Business to meet, with respect to any period or periods, any internal forecasts or projections, estimates of earnings or revenues, or business plans, provided that this clause (d) shall not prevent a determination that any change or effect underlying such failure to meet forecasts or projections has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (e) any natural disaster, act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto, (f) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of this Agreement or the transactions contemplated by this Agreement, including any Action resulting therefrom or with respect thereto, and any adverse change in customer, governmental, vendor, employee, supplier or similar relationships resulting therefrom or with respect thereto, including as a result of the identity of Buyer, (g) any change or development in financial, credit or securities markets, general economic or business conditions, or political, social or regulatory conditions, (h) any fluctuations in currency, or (i) any Excluded Asset, Non-Business Asset, Excluded Liability or Non-Business Liability, but in the case of (b), (c), (e) or (g) only if any such Effects do not, individually or in the aggregate, have a materially disproportionate adverse impact to the Business relative to other Persons in the industries or markets in which the Business operates.

“Mexican Equity Seller Nominee Partner” means, with respect to each Mexican Purchased Subsidiary, the Affiliate of Seller that is not a Purchased Subsidiary and that holds a nominee partnership interest in such Mexican Purchased Subsidiary.

“Mexican Purchased Subsidiaries” means each of IG-Mex, S. de R.L. de C.V.; Motores Electricos de Juarez, S. de R.L. de C.V.; Productos Electricos Aplicados, S. de R.L. de C.V.; and Motores Electricos de Monterrey, S. de R.L. de C.V.

“Mexican Purchased Subsidiary Transfer Documents” means (i) the execution by the applicable Mexican Equity Seller Nominee Partner, with the Buyer Designee of the Nominee Partnership Interest Sale and Purchase Agreement; (ii) a copy, certified by the chairman of the board of managers of each Purchased Subsidiary of the entry made in the partner’s registry book of such Purchased Subsidiary evidencing the purchase of the Shares by the Buyer Designee; (iii) a certification executed by a Representative of Buyer evidencing its receipt of the certificate issued pursuant to (i) above; (iv) copies of the partners’ meeting unanimous resolutions of each of the Purchased Subsidiaries, approving, as the case may be: (A) the amendment of the by-laws of each Purchased Subsidiary with respect to any existing current prohibition applicable to a partner to sell its Shares to any Person; (B) the waiver by all current partners of the relevant Purchased Subsidiary to any applicable right of refusal, pre-emptive right, or any other transfer restriction thereon, and their approval to the Mexican Equity Seller Nominee Partner to sell the relevant Shares to the Buyer Designee pursuant to this Agreement and the Transaction Documents; (C) the resignation, effective as of the Closing Date, of the managers and officers of such Purchased Subsidiary whose names appear listed in Schedule 1.01(f) hereto, releasing each of them from any and all Liability in which they might have incurred in connection with the lawful performance of their respective duties; (D) the revocation, effective as of the Closing Date, of the powers of attorney conferred by such Purchased Subsidiary in favor of the legal representatives (apoderados) whose names appear listed in Schedule 1.01(f) hereto, releasing each and every one of such legal representatives (apoderados) from any and all Liability in which they might have incurred in connection with the lawful performance of their respective duties; and (E) the appointment of the new members of the board of managers or the new sole manager, as applicable, of such Purchased Subsidiary whose names appear listed in Schedule 1.01(f) hereto.

“Net Working Capital” means the difference between total current assets and total current liabilities of the Business, determined in accordance with the Accounting Policies.

“Non-Compete Products” means hermetic motors, sub-fractional and fractional horsepower motors, and integral horsepower motors.

“Non-Income Tax” means any Tax that is not an Income Tax.

“OEM” means an original equipment manufacturer.

“Organizational Documents” means any charter, certificate of formation, articles of incorporation, declaration of partnership, articles of association, bylaws, estatutos sociales, operating agreement, partnership agreement or similar formation or governing documents and instruments.

“Other Business Intellectual Property Rights” means all Intellectual Property Rights (other than Patents and Trademarks) owned, used or held primarily for use in the conduct of the Business.

“Owned Real Property” the real property owned by Seller and its Subsidiaries (including the Purchased Subsidiaries) described in Schedule 1.01(g), together with all rights appurtenant thereto.

“Partnership Interest Sale and Purchase Agreement” means, with respect to any Mexican Purchased Subsidiary, the partnership interest sale and purchase agreement to be executed by and between the Mexican Equity Seller Nominee Partner and the Buyer Designee in substantially the form attached hereto as Exhibit E.

“Patent License Agreement” means the Patent License Agreement by and between Buyer and Seller substantially in the form attached hereto as Exhibit F.

“Patents” means patents and patent applications (including without limitation any provisional applications, continuations, continuations-in-part, divisionals, re-examinations, reissues, revisions, and extensions), utility models, industrial designs and other statutory invention registrations and applications for any of the foregoing.

“Per Diem Taxes” shall have the meaning set forth in Section 6.06(c).

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against on the Balance Sheet), (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (c) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Authority, (d) Liens of public record, (e) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any (including Liens that would be readily apparent upon physical inspection of the Real Property or review of an accurate survey covering the Real Property), that would not reasonably be expected to result in material Liability to Buyer or otherwise materially interfere with the conduct of the Business by Buyer in substantially the manner currently conducted, (f) with respect to any Leased Real Property, the interests and rights of the respective lessors with respect thereto, (g) all covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens that are otherwise disclosed in any real property files that have been made available to Buyer, (h) Liens created by Buyer or its successors and assigns, (i) Liens disclosed in Schedule 1.01(h), (j) Liens (other than monetary liens) incurred in the ordinary course of business since the Balance Sheet Date, (k) licenses to intellectual property granted in the ordinary course, and (l) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest.

“Person” means an individual, corporation, partnership, limited liability company, association, joint venture, trust or other entity or organization of any kind, including a Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning at or after the Effective Time; and, with respect to a Straddle Tax Period, the portion of such Tax period beginning at the Effective Time.

“Pre-Closing Non-Income Tax” means any Non-Income Tax related to a Pre-Closing Tax Period.

“Pre-Closing Tax” means any Tax related to a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax period ending at or before the Effective Time; and, with respect to a Straddle Tax Period, the portion of such Tax period ending at the Closing Date.

“Purchased Subsidiaries” means the following direct and indirect Subsidiaries of Seller: A. O. Smith Holdings B.V. (Netherlands), A. O. Smith Electrical Products (S.E.A.) Pte Ltd. (Singapore), A. O. Smith FZE (Dubai), A. O. Smith Electrical Products (Changzhou) Co., Ltd. (China), A. O. Smith Electrical Products (Yueyang) Co. Ltd. (China), A. O. Smith Electrical Products (Suzhou) Co., Ltd. (China), the Mexican Purchased Subsidiaries and A. O. Smith Electrical Products Limited (United Kingdom).

“Purchased Subsidiary Employees” means the employees of the Purchased Subsidiaries.

“Purchased Subsidiary Transfer Documents” means the Chinese Purchased Subsidiary Transfer Documents and the Mexican Purchased Subsidiary Transfer Documents.

“RBC Stock” means shares of common stock, par value $.01 per share, of Regal Beloit Corporation.

“Real Property” means the Owned Real Property and Leased Real Property.

“Representative” means, with respect to any Person, such Person’s directors, legal representatives (apoderados), officers, employees, counsel, financial advisors, financing sources, auditors, agents and other authorized representatives.

“Restricted Activities” means the manufacture and/or sale of the Non-Compete Products.

“Retained Businesses” means all businesses now, previously or hereafter conducted by Seller or any of its Subsidiaries or Affiliates other than the Business, including the Water Products Business and Intellectual Property Rights used or held for use in connection with the development, manufacture or sale of the products set forth on Schedule 1.01(i).

“Retained Subsidiaries” means all of the direct and indirect Subsidiaries of Seller (including the Equity Sellers) other than the Purchased Subsidiaries.

“Sample Closing Statement” means the sample calculation of Net Working Capital as of September 30, 2010 attached hereto as Exhibit G.

“Satisfaction Date” means the first day upon which the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties are required to take at the Closing itself as provided herein) has occurred.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Group” means, with respect to U.S. federal Income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state, local or foreign income or franchise Taxes, the consolidated, combined or unitary group of which Seller or any of its Affiliates is a member for such state, local or foreign income or franchise Tax purposes.

“Severance Plan” or “Severance Plans” means individually and collectively the A.O. Smith Corporation Severance Pay Plan, A.O. Smith Electrical Products Company Management Severance Plan, A.O. Smith Corporation Key Management Severance Plan and the A.O. Smith Corporation Senior Leadership Severance Plan.

“Shared Contract” means any Contract to which Seller or any of its Affiliates is a party with any non-Affiliated third party and which benefits both the Business and any Retained Business.

“Shareholder Agreement” means a Shareholder Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit H.

“Shares” means with respect to each Purchased Subsidiary, all of the issued and outstanding shares of capital stock of, partnership interests (partes sociales) that represent the corporate capital of, or other equity interests in the Purchased Subsidiaries, as applicable. Such Shares are described in Schedule 1.01(j) hereof.

“Software” means all computer programs, applications, interfaces, operating systems or embedded software programs or applications, including source code, object code, firmware, development tools, test suites, files, records and data, processes, scripts, routines used to process data, web sites (including related computer code and content), media on which any of the foregoing is recorded, improvements, modifications, enhancements, versions and releases relating thereto, and all documentation related to any of the foregoing, irrespective of the media on which it is recorded.

“Straddle Tax Period” means a Tax period that begins before the Effective Time and ends at or thereafter.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

“Target Closing Net Working Capital” means $197,600,000.

“Tax” means any and all taxes, governmental fees, withholdings, levies imposts, duty or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), whether or not disputed, imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), and any Liability for any of the foregoing pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax Law), as transferee or successor, by contract or otherwise, together with any interest, penalty, addition to tax or additional amount. Tax shall include without limitation, any such amounts imposed on or related to income, net income, gross income, gross receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, single business, occupation, commercial activity, license, excise, registration, franchise, employment, unemployment, payroll (including social security and Medicare), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, replacement, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital asset, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, environmental, retirement savings quotas, countervailing and anitstamping duties, customs processing fees, and escheat or escheatment.

“Tax Liability” means any Liabilities related to Taxes.

“Tax Return” means any report, return, document, declaration, claim for refund, statement, schedule, form, attachment, amendment, custom filing or other information or filing supplied to or required to be supplied to any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written), including all express or implied agreements or arrangements, binding Seller or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax Liability.

“Trade Intercompany Accounts” means intercompany accounts entered into in the ordinary course of business consistent with past practices and on arms’ length terms.

“Trademark License Agreement” means a Trademark License Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit I.

“Trademarks” means (a) trademarks, service marks, certification marks, logos, trade dress, trade names, product names, brand names, corporate names, domain names, and other indicia of commercial source of origin (whether registered, common law, statutory or otherwise), together with all translations, localizations, adaptations, derivations and combinations thereof, (b) all registrations and applications to register the foregoing anywhere in the world, and (c) all goodwill associated with all of the foregoing.

“Transaction Documents” means this Agreement, any Assignment and Assumption Agreement, any Bill of Sale, the Purchased Subsidiary Transfer Documents, the Transition Services Agreement, the Nominee Partnership Interest Sale and Purchase Agreements, the Shareholder Agreement, the Trademark License Agreement, the Patent License Agreement, the Chinese Equity Transfer Agreements, the Yueyang Agreement and any other deed, bill of sale, endorsement, assignment, certificate or other instrument of conveyance and assignment as the Parties and their respective legal counsels deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets and the Shares and to evidence Buyer’s assumption of the Assumed Liabilities.

“Transition Services Agreement” means a Transition Services Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit J.

“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Code.

“Union Employees” mean all Transferred Employees the terms of whose employment are governed by a Bargaining Agreement.

“Water Products Business” means Seller’s and its Subsidiaries’ business of manufacturing and selling residential gas and electric water heaters, standard and specialty commercial water heating equipment, high-efficiency copper-tube boilers, water treatment products and water systems tanks.

“Working Capital Adjustment” means (a) in the event the Final Closing Net Working Capital exceeds the Target Closing Net Working Capital, an increase in the Cash Consideration equal to the absolute difference between the Final Closing Net Working Capital and the Target Closing Net Working Capital; and (b) in the event the Final Closing Net Working Capital is less than the Target Closing Net Working Capital, a decrease in the Cash Consideration equal to the absolute difference between the Final Closing Net Working Capital and the Target Closing Net Working Capital.

“Yueyang Agreement” means an agreement between Buyer and Seller in substantially the form attached hereto as Exhibit K.

Section 1.02. Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accountant	2.10(c)
Accounts Receivable	2.02(g)
Active Employee	7.01(a)
Affiliate Transactions	3.09(c)
Agreement	Preamble
Asset Allocation	2.08(c)
Assumed Liabilities	2.04
Business Registered Intellectual Property Rights	3.13(a)
Buyer	Preamble
Buyer Closing Statement	2.10(a)
Buyer DC Plan	7.02(b)
Buyer Designated Shared Contracts	5.05(a)
Buyer Financial Statements	4.12(b)
Buyer FSA Plan	7.02(i)
Buyer Indemnitees	9.02(a)
Buyer SEC Documents	4.12(a)
Buyer Union DB Plans	7.02(d)
Cap Ex Budget	5.01(d)
Cash Consideration	2.08(a)
Claim Notice	9.03(a)
Closing	2.09
Closing Date	2.09
Closing Legal Impediment	8.01(b)
Control Regulations	3.11(a)
Designated Shared Contracts	5.05(a)
Effect	1.01
Effective Time	2.09

Term	Section
Environmental Matters	9.04
Excluded Assets	2.03
Excluded Environmental Liabilities	2.04(e)
Excluded Intellectual Property Rights	2.03(c)
Excluded Liabilities	2.05
Excluded Product Liabilities	2.04(d)
Executive Order	3.11(a)
Ex-Pat	7.01(c)
Final Allocation Statement	2.08(c)
Financial Statements	3.06(a)
Inactive Employee	7.01(a)
Indemnified Party	9.03(a)
Indemnifying Party	9.03(a)
Information	5.13(d)
Initial Allocation Statement	2.08(c)
Initial Closing Statement	2.09(a)
Initial Outside Date	10.01(c)
Inventory	2.02(d)
Lists	3.11(a)
Leases	3.09(a)(xi)
Material Contract	3.09(b)
Non-Assignable Assets	2.07
Non-Assignable Non-Business Assets	2.06(a)
Non-Assignable Purchased Assets	2.07
Non-Business Assets	2.06(a)
Non-Business Liabilities	2.06(a)
Non-Union Transferred Employee	7.02(a)
Notice of Disagreement	2.10(b)
OFAC	3.11(a)
Outside Date	10.01(c)
Party/Parties	Preamble
PCBs	1.01
Permits	3.15
Potential Contributor	9.06
Pre-Closing Buyer-Filed Tax Return	6.02(a)
Privileged Information	5.13(d)
Privileges	5.13(d)
Product Liabilities	2.04(d)
Products Liability Policies	5.22
Products/Services	3.19
PTO	7.04
Purchase Price	2.08(a)
Purchased Assets	2.02
Purchased Contracts	2.02(e)
Receiving Party	5.06(a)

Term	Section
Regulatory Approvals	5.03(a)
Relevant Period	7.02(a)
Replacement Contracts	5.05(a)
Restricted Period	5.16(a)
Restructuring	2.06(a)
Retained Business Affiliate Transactions	3.09(d)
Retention Agreement	7.02(j)
Review Documents	3.21(a)
Sarbanes-Oxley Act	4.12(a)
Seller	Preamble
Seller Cap	9.02(a)
Seller DB Plan	7.02(c)
Seller DC Plans	7.02(b)
Seller Deductible	9.02(a)
Seller Designated Shared Contracts	5.05(a)
Seller FSA Plan	7.02(i)
Seller Indemnitees	9.02(b)
Seller Welfare Plan	7.02(g)
Stock Consideration	2.08(a)
Tax Claim	6.03
Taxing Authority	1.01
Third Party Approvals	5.06(a)
Third Party Claim	9.03(a)
Transfer Taxes	6.02(c)
Transferred Employees	7.01(a)
Transferring Party	5.06(b)
U.S. Transferred Employees	7.01(a)

Section 1.03. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to any statute shall be deemed to refer to such statute as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to currency herein shall be to, and all payments required hereunder shall be paid in, U.S. Dollars unless a different currency is specifically stated. All references to any time herein shall refer to Eastern Time.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, Seller agrees to cause the Equity Sellers and the Mexican Equity Seller Nominee Partner, as applicable, to sell to Buyer, and Buyer agrees to, or to cause any Buyer Designee to, purchase from the Equity Sellers and the Mexican Equity Seller Nominee Partner, as applicable, all of the Shares (other than Shares of a Purchased Subsidiary owned by another Purchased Subsidiary). The Equity Sellers and the Mexican Equity Seller Nominee Partner shall transfer and deliver to Buyer and the Buyer Designee, as applicable, at the Closing, valid title to such Shares free and clear of any Lien (other than Permitted Liens).

Section 2.02. Purchase and Sale of the Purchased Assets. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and the Retained Subsidiaries, and Seller agrees to, and to cause the Retained Subsidiaries to, sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of any Liens other than Permitted Liens, all of Seller’s and the Retained Subsidiaries’ right, title and interest in, to and under the assets, properties and business, of every kind and description, owned, used or held for use primarily in the conduct of the Business by Seller or any of the Retained Subsidiaries (but, for the avoidance of doubt, excluding any Excluded Assets or assets and properties of any Purchased Subsidiary) (the “Purchased Assets”), including all right, title and interest of Seller and the Retained Subsidiaries in, to and under the following Purchased Assets:

(a) the Owned Real Property, together with all buildings, fixtures and improvements erected thereon;

(b) all rights under the Leases with respect to the Leased Real Property;

(c)(i) all tangible personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property (including all interests in personal property underlying capital leases) located at the Real Property and held for use primarily in the conduct of the Business and (ii) those assets of Seller related primarily to the Business that are located at its Corporate Technology Center facility located in Milwaukee, Wisconsin, which are listed on Schedule 2.02(c);

(d) all raw materials, work-in-process, finished goods, supplies and other inventories used or held for use primarily in the conduct of the Business (collectively, the “Inventory”);

(e) all rights under all Contracts (other than the Leases) used or held for use primarily in the conduct of the Business, including those listed in Schedule 2.02(e) (the “Purchased Contracts”);

(f) all rights, claims, credits, causes of action or rights of set-off against third parties relating to or arising from the Purchased Assets or the Assumed Liabilities, including unliquidated rights under manufacturers’ and vendors’ warranties;

(g) all trade accounts receivable and other receivables (collectively, the “Accounts Receivable”) to the extent arising out of the Business;

(h) all prepaid assets to the extent arising out of the Business;

(i) all Business Intellectual Property Rights other than Business Intellectual Property Rights owned by the Purchased Subsidiaries;

(j) all Permits that are necessary to the operation of the Business; and

(k) Business Records relating primarily to the Business.

Section 2.03. Excluded Assets. The Parties expressly understand and agree that the following assets and properties of Seller and the Retained Subsidiaries (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a) all cash and cash equivalents on hand and in banks (except as otherwise included in the calculation of Final Closing Net Working Capital);

(b) all bank accounts;

(c) all of Seller’s Intellectual Property Rights not primarily used or held for use in the conduct of the Business, or the A. O. Smith Trademarks, or as otherwise set forth in Schedule 2.03(c) (the “Excluded Intellectual Property Rights”);

(d) all Business Records prepared in connection with this Agreement or the transactions contemplated hereby, all minute books, corporate records (such as stock registers) and Organizational Documents of Seller and the Retained Subsidiaries, Tax Returns, other Tax work papers, and all other Business Records not primarily related to the Business;

(e) except for any Contract which constitutes a Purchased Contract, all assets, Contracts, rights, interests, properties used or held for use in the conduct of any Retained Business;

(f) all rights of Seller or any of the Retained Subsidiaries arising under the Transaction Documents or the transactions contemplated thereby;

(g) all assets sold or otherwise disposed of in compliance with the terms of this Agreement during the period from the date hereof until the Closing Date;

(h) all real property other than the Owned Real Property and all rights under leases or subleases of real property other than the Leased Real Property;

(i) all tangible personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property (including all interests in personal property underlying capital leases) not located at the Real Property or otherwise not used or held for use primarily in the conduct of the Business;

(j) all assets of or under any Employee Plan, other than as expressly set forth in Section 7.02;

(k) all insurance policies and all rights, claims, credits or causes of action thereunder other than those rights established pursuant to Section 5.22 under the Products Liability Policies;

(l) all assets with respect to Income Taxes;

(m) all assets with respect to Non-Income Taxes except to the extent included in the calculation of Final Closing Net Working Capital;

(n) all Trade Intercompany Accounts receivable payable by Seller or any Retained Subsidiary; and

(o) those assets listed on Schedule 2.03(o).

Section 2.04. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, the Parties agree, effective at the Effective Time, Buyer shall assume or to cause its Subsidiaries to assume all Liabilities of Seller or any of the Retained Subsidiaries to the extent relating to or arising out of the Purchased Assets or the Business of whatever nature, whether presently in existence or arising hereafter, except for the Excluded Liabilities (the “Assumed Liabilities”), including the following (except to the extent constituting Excluded Liabilities):

(a) all current liabilities set forth on the Balance Sheet and all current liabilities incurred after the Balance Sheet Date in the ordinary course of business, to the extent not satisfied prior to the Effective Time;

(b) all Liabilities arising under the Purchased Contracts;

(c) any Liabilities for Pre-Closing Non-Income Taxes relating to the Purchased Assets, in each case, to the extent included in the calculation of Final Closing Net Working Capital;

(d) all Liabilities arising under warranty obligations or arising under applicable product liability, personal injury or tort Laws relating to any products manufactured or sold in the Business prior to, at or after the Effective Time, except for those Liabilities set forth on Schedule 2.04(d) (the “Excluded Product Liabilities”) (excluding the Excluded Product Liabilities, the “Product Liabilities”);

(e) all Environmental Liabilities arising at or prior to the Effective Time in connection with or relating to the Business as currently or formerly conducted, the Purchased Assets, the Real Property or any other real or personal property currently owned, leased or operated in connection with the Business or the Purchased Assets, including all Environmental Liabilities arising out of or relating to any building materials (including asbestos, asbestos-containing materials and lead-based paint) and PCBs, except for those Liabilities set forth on Schedule 2.04(e) (the “Excluded Environmental Liabilities”);

(f) all Liabilities arising out of or in connection with any act, omission or circumstance occurring at any time after the Effective Time;

(g) all Liabilities relating to Purchased Subsidiary Employees, other than any such Liabilities expressly retained by Seller pursuant to Article VII;

(h) all Liabilities relating to the International Plans; and

(i) any Liabilities with respect to the Business Employees and the Employee Plans expressly assumed by Buyer in Article VII.

Buyer’s obligations under this Section 2.04 shall not be subject to offset or reduction, whether by reason of any actual or alleged breach of any representation, warranty or covenant contained in the Transaction Documents or any other agreement or document delivered in connection therewith or any right to indemnification hereunder or otherwise.

Section 2.05. Excluded Liabilities. Buyer is assuming only the Assumed Liabilities from Seller and the Retained Subsidiaries and is not assuming any other Liability of Seller or any of its Retained Subsidiaries of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities shall be retained by and remain Liabilities of Seller or its Retained Subsidiaries, as applicable (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”), including but not limited to the following:

(a) all Liabilities to the extent arising out of or relating to the operation or conduct by Seller or any of its Retained Subsidiaries of any Retained Business;

(b) all Liabilities to the extent arising out of or relating to any Excluded Asset;

(c) all Liabilities relating to the Employee Plans and Business Employees, other than those that are expressly assumed by Buyer pursuant to Article VII;

(d) all outstanding Indebtedness;

(e) all Liabilities of Seller for Income Taxes;

(f) all Liabilities of Seller for Non-Income Taxes, except those Non-Income Taxes of Seller related to Purchased Assets to the extent taken into account in the calculation of Final Closing Net Working Capital;

(g) all Trade Intercompany Accounts payable by Seller or any Purchased Subsidiary;

(h) all Excluded Product Liabilities and Excluded Environmental Liabilities;

(i) all obligations to any broker, finder or agent for any investment banking or brokerage fees, finders’ fees or commission relating to the transactions contemplated by this Agreement and any other fees and expenses for which Seller is responsible pursuant to Section 11.03;

(j) all Non-Business Liabilities and all Liabilities to the extent arising out of or relating to the operation or conduct of any Retained Business or Non-Business Asset; and

(k) those Liabilities listed on Schedule 2.05(k).

Section 2.06. Restructuring of Purchased Subsidiaries.

(a) Prior to the Closing, Seller shall use commercially reasonable efforts to effect or cause the Purchased Subsidiaries to effect all transfers and take all such actions as are necessary so that as of the Effective Time (i) the internal restructuring transactions set forth in Schedule 2.06(a)(i) with respect to the Purchased Subsidiaries shall be consummated, (ii) any assets, Contracts, rights, interests or properties of the Purchased Subsidiaries described in Schedule 2.06(a)(ii) (collectively, the “Non-Business Assets”) shall be transferred to Seller or any of its Affiliates, and (iii) any Liabilities of the Purchased Subsidiaries described in Schedule 2.06(a)(iii) (the “Non-Business Liabilities”) shall be assigned to Seller or any of its Affiliates. The transactions contemplated by the foregoing clauses (i) to (iii) are collectively referred to as the “Restructuring”. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Non-Business Asset (or any right thereunder) or Non-Business Liability if an attempted assignment, without the consent of, or other action by, any third party or Governmental Authority, would constitute a breach thereunder or adversely affect in any material respect the rights of Seller or any of its Affiliates thereunder (the “Non-Assignable Non-Business Assets”). Seller and Buyer shall and shall cause their respective Affiliates to take such actions set forth in Section 5.03 with respect to Regulatory Approvals, Section 5.04 with respect to Permits, Section 5.05 with respect to Shared Contracts, and Section 5.07 with respect to other Non-Assignable Non-Business Assets, as applicable, to obtain such consent or cause such other action to be taken prior to the Closing. If such consent is not obtained or such other action is not taken prior to the Closing, Seller and Buyer shall take such actions set forth in Section 5.03 with respect to Regulatory Approvals, Section 5.04 with respect to Permits, Section 5.05 with respect to Shared Contracts, and Section 5.07 with respect to other Non-Assignable Non-Business Assets, as applicable, to obtain such consent or cause such other action to be taken, and shall take such other actions as required therein with respect to such Non-Assignable Non-Business Asset, for the applicable time periods after the Closing set forth therein. For the avoidance of doubt, any Tax incurred pursuant to the consummation of the transactions described in this Section 2.06(a) shall be treated as a Pre-Closing Tax.

(b) For the avoidance of doubt, it is acknowledged and agreed that (i) Buyer will, or will cause the Buyer Designee to, purchase all of the Shares of the Purchased Subsidiaries (other than Shares of a Purchased Subsidiary owned by another Purchased Subsidiary), (ii) except as otherwise set forth in Section 2.06(a) and Section 2.05(j), the assets (including any Permitted Liens thereon) and Liabilities of the Purchased Subsidiaries will remain the assets and Liabilities of the Purchased Subsidiaries, and will not be deemed to be Purchased Assets or Assumed Liabilities for purposes of this Agreement, and (iii) all Purchased Subsidiary Employees who are employed by the Purchased Subsidiaries at the close of business on the day immediately prior to the Effective Time will remain employees of the Purchased Subsidiaries at and immediately after the Effective Time.

Section 2.07. Limitation on Assignment of Purchased Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of, or other action by, any Person or Governmental Authority, would constitute a breach thereunder or adversely affect in any material respect the rights of Buyer or any of its Affiliates thereunder (collectively, the “Non-Assignable Purchased Assets” and, together with the Non-Assignable Non-Business Assets, the “Non-Assignable Assets”). Seller and Buyer shall take such actions set forth in Section 5.03 with respect to Regulatory Approvals, Section 5.04 with respect to Permits, Section 5.05 with respect to Shared Contracts, and Section 5.07 with respect to other Non-Assignable Purchased Assets, as applicable, to obtain such consent or cause such other action to be taken by such Person or Governmental Authority prior to the Closing. If such consent is not obtained or such other action is not taken prior to the Closing, Seller and Buyer shall take such actions set forth in Section 5.03 with respect to Regulatory Approvals, Section 5.04 with respect to Permits, Section 5.05 with respect to Shared Contracts, and Section 5.07 with respect to other Non-Assignable Purchased Assets, as applicable, to obtain such consent or cause such other action to be taken by such Person or Governmental Authority, and shall take such other actions as required therein with respect to such Non-Assignable Purchased Assets, for the applicable time periods after the Closing set forth therein. Once a consent described in this Section 2.07 is obtained from, or such other action is taken by, such Person or Governmental Authority, the applicable Non-Assignable Purchased Asset shall be deemed to have been automatically assigned and transferred to Buyer on the terms set forth in this Agreement, as of the Effective Time, for no additional consideration.

Section 2.08. Purchase Price; Allocation of Purchase Price; Withholding.

(a) The purchase price for the Purchased Assets and the Shares (the “Purchase Price”) shall be an amount equal to: (i) (A) Seven Hundred Million Dollars ($700,000,000) in cash (the “Cash Consideration”), plus (B) any amounts to be paid in accordance with Section 2.08(b), plus or minus, as applicable, (C) the final Working Capital Adjustment made in accordance with Section 2.10, plus (ii) Two Million Eight Hundred Thirty Four Thousand and Twenty Six (2,834,026) shares of RBC Stock (the “Stock Consideration”).

Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of RBC Stock or the securities convertible into or exercisable for shares of RBC Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Stock Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Seller the same economic effect as contemplated by this Agreement prior to such event.

(b) If the Satisfaction Date occurs more than ninety (90) days after the date of this Agreement, the Cash Consideration will be increased by an additional amount of cash equal to 2% per annum on the Cash Consideration, compounded daily, commencing on the 90th day after the date of this Agreement to the Satisfaction Date; provided that, as of the day that is ninety (90) days after the date of this Agreement all of the conditions set forth in Sections 8.01, 8.02 and 8.03 have been satisfied or waived, other than the conditions (i) with respect to actions the Parties are required to take at the Closing itself as provided herein and (ii) set forth in Sections 8.01(a) or (b) (but solely in the case of Section 8.01(b) with respect to Closing Legal Impediments arising with respect to Competition Laws); and further provided that this increase to the Cash Consideration will not apply if Seller’s failure to comply with its obligations under this Agreement has contributed to or been a cause of the failure of the Satisfaction Date to occur within ninety (90) days after the date of this Agreement.

(c) The allocation of the Purchase Price shall be made in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder. Seller shall initially prepare an allocation of the Purchase Price between the Purchased Assets (including separately that portion allocated to the Owned Real Property) and the Shares, which shall be mutually agreed by the Parties and set forth in the statement attached hereto as Schedule 2.08 (the “Initial Allocation Statement”). Within thirty (30) days after the determination of the final Purchase Price pursuant to Section 2.10, Seller shall prepare an allocation of the final Purchase Price between the Purchased Assets and the Shares, consistent with the Initial Allocation Statement and the procedures in Section 2.10 (the “Final Allocation Statement”). With respect to the final Purchase Price attributable to the Purchased Assets, Seller shall also prepare an initial allocation of such amount among the various Purchased Assets, in accordance with Section 1060 of the Code (the “Asset Allocation”). The Parties agree that the Final Allocation Statement will reflect the fair market value of the Purchased Assets and the Shares and agree that the fair market value of the Purchased Assets located in the United States (or deemed located in the United States for United States Income Tax purposes) is equal to at least fifty percent (50%) of the final Purchase Price. Seller and Buyer shall cooperate and mutually agree on the final determination of the Asset Allocation within sixty (60) days thereafter. The Parties agree that they will not, and will not permit any of their respective Affiliates to, take a position (except as required pursuant to any order of a Governmental Authority) on any Tax Return or in any audit or examination before any Governmental Authority that is in any way inconsistent with the Final Allocation Statement or final Asset Allocation (in either case as such may be adjusted). In the event of a dispute between the parties relating to this Section 2.08(c), the determination of the Purchase Price allocation shall be resolved following the procedures set forth in Section 2.10(b)-(c).

Section 2.09. Closing. The closing (the “Closing”) of the purchase and sale of the Shares and the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Latham & Watkins LLP, 233 South Wacker Drive, Suite 5800, Chicago, Illinois, as soon as possible, but in no event later than the first (1st) Business Day of the first full calendar month following the Satisfaction Date; provided that if such date is less than three (3) Business Days from the date all such conditions are so satisfied or waived, then the Closing shall occur on the first (1st) Business Day of the second full calendar month following such date, or such other date or location as Buyer and Seller may mutually determine (the “Closing Date”). The Closing shall be deemed to have been consummated at 12:01 a.m. on the first calendar day of the calendar month in which the Closing occurs (the “Effective Time”). The following deliveries shall be made prior to or at the Closing:

(a) Seller shall prepare and, not more than ten (10) nor less than two (2) Business Days prior to the Closing Date, deliver to Buyer an estimate, prepared in good faith, of the Closing Net Working Capital, together with reasonably detailed supporting documentation, including the calculation by Seller of the Initial Cash Consideration and the Initial Working Capital Adjustment, if any, which shall be prepared in a manner consistent in all respects with the Sample Closing Statement, including the line items set forth therein (the “Initial Closing Statement”).

(b) Buyer shall deliver to Seller the Initial Cash Consideration in immediately available funds by wire transfer to an account or accounts designated by Seller, by written notice to Buyer, which written notice shall be delivered not later than two (2) Business Days prior to the Closing Date;

(c) Buyer shall issue and deliver to Seller the certificates evidencing the Stock Consideration (or at Seller’s direction, in non-certificated book-entry form to Seller’s designated account);

(d) Seller and Buyer shall deliver to each other duly executed counterparts to each of the Transaction Documents (other than this Agreement) to which they are party;

(e) Equity Sellers and Buyer shall deliver to each other, as applicable, the Mexican Purchased Subsidiary Transfer Documents;

(f) Equity Sellers and Buyer shall deliver to each other, as applicable, the Chinese Purchased Subsidiary Transfer Documents;

(g) Seller shall deliver all instruments and documents necessary to release any and all material Liens for Indebtedness on the Purchased Assets, other than the Permitted Liens, including appropriate UCC financing statement amendments (termination statements); and

(h) Seller shall deliver to Buyer such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and assignment as the Parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets and to evidence Buyer’s assumption of the Assumed Liabilities.

Section 2.10. Closing Net Working Capital.

(a) As soon as reasonably practicable following the Closing Date, and in any event within forty-five (45) days thereafter, Buyer shall prepare and deliver to Seller its determination of the Closing Net Working Capital, together with reasonably detailed supporting documentation, including Buyer’s calculation of the Working Capital Adjustment, if any, which shall be prepared in a manner consistent in all respects with the Sample Closing Statement, including the line items set forth therein (the “Buyer Closing Statements”).

(b) Within forty-five (45) days after receipt by Seller of the Buyer Closing Statement, Seller shall notify Buyer as to whether Seller agrees or disagrees with any components of the Buyer Closing Statements and, if Seller disagrees, such notice shall set forth in reasonable detail the particulars of such disagreement, including calculation by Seller of the Working Capital Adjustment (“Notice of Disagreement”). If Seller provides the notice pursuant to which it agrees with each of the components of the Buyer Closing Statements or does not provide a Notice of Disagreement within such forty-five (45) day period, then Seller shall be deemed to have accepted the calculations and the amounts set forth in the Buyer Closing Statement delivered by Buyer, which shall then be final, binding and conclusive for all purposes hereunder. If any such Notice of Disagreement is timely provided, then Seller and Buyer shall use commercially reasonable efforts for a period of thirty (30) days thereafter to resolve any disagreements with respect to the calculations or amounts identified in the Notice of Disagreement. Any item or amount to which no dispute is raised in the Notice of Disagreement will be final, conclusive and binding on the Parties. In connection with the review by Seller of the Buyer Closing Statements, Buyer shall provide to Seller and its Representatives reasonable access to the records, employees and accountants of Buyer and its Subsidiaries, including the Purchased Subsidiaries, and shall cause the employees of Buyer and its Subsidiaries, including the Purchased Subsidiaries, to cooperate in all reasonable respects with Seller and its Representatives in connection with its review of such work papers and other documents and information relating to the calculation of the Working Capital Adjustment as Seller may reasonably request and that are available to Buyer and its Subsidiaries, including the Purchased Subsidiaries, or their accountants.

(c) If, at the end of the thirty (30) day resolution period, the Parties are unable to resolve any disagreements as to items in the Notice of Disagreement, then PricewaterhouseCoopers LLP (or such other independent accounting firm of recognized standing as may be mutually selected by Seller and Buyer) shall be appointed, as an expert and not an arbitrator, to resolve any remaining disagreements, but in no case shall they review or propose any resolution for any matters that have not been raised in the Notice of Disagreement. If PricewaterhouseCoopers LLP is unwilling or unable to serve in such capacity and Buyer and Seller are not able to mutually select an alternative accounting firm that is willing and able to serve in such capacity, then Seller shall within ten (10) days deliver to Buyer a listing of three (3) other accounting firms of recognized standing and Buyer shall within ten (10) days after receipt of such list, select one of such three (3) accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). The Accountant shall be charged with determining as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Accountant any unresolved disputed items required to determine the Working Capital Adjustment. Notwithstanding anything to the contrary herein, in no event shall the Working Capital Adjustment be more than the absolute value of the difference between Buyer’s calculation of the Working Capital Adjustment delivered pursuant to Section 2.10(b) and Seller’s calculation of the Working Capital Adjustment delivered in a Notice of Disagreement pursuant to Section 2.10(c). The costs and expenses of the Accountant shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder. Such amounts as finally determined by the Accountant shall be used to determine the Working Capital Adjustment.

(d) Within five (5) Business Days of the date on which the last disputed item required to determine the Working Capital Adjustment is resolved pursuant to Section 2.10(c) and (d), Buyer shall pay to Seller the amount by which the Final Cash Consideration exceeds the Initial Cash Consideration, if any, or Seller shall pay to Buyer the amount by which the Initial Cash Consideration exceeds the Final Cash Consideration, if any. Any payment pursuant to this Section 2.10 shall be made by Buyer or Seller, as the case may be, by wire transfer of immediately available funds to such account or accounts of such other Party as may be designated by such other Party in writing.

(e) No Party shall be permitted to introduce different accounting policies, principles, practices or methodologies in the preparation or review of the Final Closing Statement or the determination of the Closing Net Working Capital from the Accounting Policies. Furthermore, for the avoidance of doubt, Buyer acknowledges and agrees that Buyer shall not be permitted to challenge any accounting policies, principles, practices or methodologies used by Seller in the preparation of the Initial Closing Statement or the determination of the Closing Net Working Capital; provided that such accounting policies, principles, practices or methodologies are consistent with the accounting policies, principles, practices and methodologies set forth in the Accounting Policies.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules (but subject to Section 11.12), Seller represents and warrants to Buyer that:

Section 3.01. Corporate Existence and Power. Seller is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits and approvals the absence of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.02. Corporate Authorization. The execution, delivery and performance by Seller and each of the applicable Retained Subsidiaries of the Transaction Documents, in each case, to which it is a party and the consummation of the transactions contemplated thereby are within Seller’s or such applicable Retained Subsidiary’s corporate or equivalent organizational powers and have been duly authorized by all necessary corporate or equivalent organizational action on the part of Seller or such Retained Subsidiary. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller. Each other Transaction Document shall be duly and validly executed by Seller or the applicable Retained Subsidiary at or prior to the Closing and, upon such execution and delivery by Seller or such Retained Subsidiary and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding obligation of Seller and/or such Retained Subsidiary enforceable against Seller and any such Retained Subsidiary in accordance with its terms, subject to applicable bankruptcy, concurso mercantil, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. No other or further act or proceeding on the part of Seller or its shareholders is necessary to authorize this Agreement or the transactions contemplated hereby.

Section 3.03. Governmental Authorization. The execution, delivery and performance by Seller and each Retained Subsidiary, as applicable, of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act, any other Competition Laws and the Exchange Act; and (b) compliance with the regulatory requirements set forth in Schedule 3.03 and (c) any such action or filing as to which the failure to make or obtain would not reasonably be expected to, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.04. Noncontravention. The execution, delivery and performance by Seller and each of its Subsidiaries, as applicable, of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and shall not (a) violate the Organizational Documents of Seller or any Organizational Documents of such Subsidiaries, as applicable, (b) assuming compliance with the matters referred to in Section 3.03, violate any Law or Permit, except for any such violations which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (c) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Business to which Seller or any of its Subsidiaries is entitled under any provision of any agreement or other instrument or Permit binding upon Seller or any of its Subsidiaries, except for such matters as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, or (d) result in the creation or imposition of any Lien on any Purchased Asset, except for Permitted Liens.

Section 3.05. Purchased Subsidiaries.

(a) Each Purchased Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits and approvals the absence of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) All of the Shares are owned beneficially and of record by the applicable Equity Seller or its Subsidiaries, free and clear of any Lien or restrictions on transfer other than transfer restrictions imposed thereon by Law. Except as set forth in Schedule 3.05(b)(i), none of the Shares have been issued in violation of, or are subject to, any preemptive or subscription rights. There is no existing option, warrant, call, right or agreement to which Equity Sellers or any of their Subsidiaries (including the Purchased Subsidiaries) is a party requiring, and there are no securities of Seller or any of its Subsidiaries (including the Purchased Subsidiaries) outstanding that upon conversion or exchange would require, an increase to the value of any capital stock or partnership interest of any Purchased Subsidiary, as applicable, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any capital stock or partnership interest of any Purchased Subsidiary. Except as set forth in Schedule 3.05(b)(ii), neither the Equity Sellers nor any of their Subsidiaries (including the Purchased Subsidiaries), is a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of the interests of any Purchased Subsidiary.

Section 3.06. Financial Statements.

(a) The unaudited pro forma balance sheets of the Business as of December 31, 2008 and 2009 and as of the Balance Sheet Date, and the related unaudited pro forma statements of income of the Business for the years and nine-month period then ended (the “Financial Statements”), true and complete copies of which are set forth in Schedule 3.06(a)(i), in each case (i) were based on the financial records of the Seller and its Affiliates, (ii) were prepared in accordance with GAAP, consistently applied, except as set forth in Schedule 3.06(a)(ii) and (iii) fairly present, on such basis, in all material respects, the financial position of the Business as of the dates thereof and the results of operations of the Business for the time periods indicated.

(b) The books of account and other financial records of Seller related to the Business have been kept accurately in the ordinary course of business consistent with applicable Law, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Seller related to the Business have been properly recorded therein in all material respects. Seller has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance: (i) that material transactions, receipts and expenditures of Seller related to the Business are being executed and made only in accordance with appropriate authorizations of management and the board of directors of Seller, (ii) that transactions are recorded as necessary to permit preparation of Seller’s consolidated financial statements in conformity with GAAP, (iii) that material information relating to the Business is made known to management and the board of directors of Seller, and (iv) that the amount recorded for assets on the books and records of Seller related to the Business are compared with the existing assets and appropriate action is taken with respect to any difference.

Section 3.07. Absence of Certain Changes.

(a) Except for actions taken in preparation of the transactions contemplated by this Agreement (including the Restructuring), from the Balance Sheet Date through the date of this Agreement (i) the Business has been conducted in the ordinary course consistent with past practices in all material respects and (ii) there has not been any event, occurrence or development which has had a Material Adverse Effect (without giving effect to the exceptions thereto).

(b) Since the Balance Sheet Date and through the date of this Agreement, neither the Seller nor any of its Subsidiaries has taken any action that if taken by Seller or its Subsidiaries from the date hereof through the Closing Date, would require the consent of Buyer under Section 5.01.

Section 3.08. No Undisclosed Liabilities. To the knowledge of Seller, the Business does not have any material Liabilities that would have been required to be reflected in, reserved against or otherwise described in the Balance Sheet in accordance with GAAP, applied on a consistent basis, and that were not so reflected, reserved against or described therein, other than Liabilities (a) incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date, (b) incurred in connection with the transactions contemplated hereby or (c) that would not reasonably be expected, individually or in the aggregate, to materially impair the ownership or use of the Purchased Assets or the assets of the Purchased Subsidiaries related to the operation of the Business.

Section 3.09. Material Contracts.

(a) Except as set forth in Schedule 3.09 and excluding any Contract that is an Excluded Asset or Non-Business Asset, with respect to the Business, as of the date of this Agreement neither Seller nor any of its Subsidiaries (including the Purchased Subsidiaries) is a party to or bound by:

(i) any lease of personal property requiring (A) annual rentals of $100,000 or more or (B) aggregate payments by Seller and its Subsidiaries of $500,000 or more, in the case of each of clauses (A) and (B) that cannot be terminated on not more than 60 days’ notice without payment by Seller or any of its Subsidiaries of any penalty in excess of $100,000;

(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other tangible assets requiring either (A) annual payments by Seller or any of its Subsidiaries of $500,000 or more or (B) aggregate payments by Seller or any of its Subsidiaries of $1,000,000 or more, in each case that cannot be terminated on not more than 60 days’ notice without payment by Seller or any of its Subsidiaries of any penalty in excess of $100,000 in the aggregate;

(iii) any binding sales, distribution or other similar agreement providing for the sale or license by Seller or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that requires annual payments to Seller or any of its Subsidiaries of $250,000 or more;

(iv) any partnership, joint venture or other similar agreement;

(v) any agreement that limits the freedom of Seller or any of its Subsidiaries to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or asset or property of the Purchased Subsidiaries and which would so limit the freedom of Buyer after the Closing Date;

(vi) any Shared Contract, other than (A) Purchased Assets, (B) assets of the Purchased Subsidiaries (other than Non-Business Assets), (C) Trade Intercompany Accounts, (D) intercompany loans or credit agreements that shall be terminated prior to or at the Closing, (E) confidentiality agreements, (F) Benefit Plans, and (G) Ex-Pat Agreements, employment or secondment agreements;

(vii) any material agreement granting or restricting any right to use, exploit or practice or requiring the assignment of any Business Intellectual Property Right, other than COTS Licenses;

(viii) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to Indebtedness for borrowed money (including capitalized leases), or any guarantee of third party obligations, or any lien securing such Indebtedness or obligations, or any letters of credit, performance bonds or other credit support for the Business that will need to be replaced at Closing;

(ix) any agreement entered during the five-year period prior to the date of this Agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(x) any agreement which includes pricing or margin provisions that are subject to caps, floors or collars, or other agreement that are associated with hedges, derivatives or other similar instruments;

(xi) any lease covering Leased Real Property (the “Leases”);

(xii) any Bargaining Agreement; or

(xiii) any Contract providing for the sale of goods or services to a Governmental Authority.

(b) Except as set forth on Schedule 3.09(b)(i), each Contract set forth, or required to be set forth, in Schedule 3.09 (each, a “Material Contract”) is a valid and binding agreement of Seller and its Subsidiaries, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, concurso mercantil, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except as set forth in Schedule 3.09(b)(ii), neither Seller nor any of its Subsidiaries (including the Purchased Subsidiaries) have received any written notice of any material default or event that, with notice or lapse of time, or both, would constitute a material default by Seller or any of its Subsidiaries (including the Purchased Subsidiaries) under any Material Contract. To the knowledge of Seller, no other party to a Purchased Contract is in material default of such Material Contract.

(c) Schedule 3.09(c) sets forth a general description of each Material Contract by which a Seller or any of its Affiliates provides goods or services to or for the benefit of the Business (other than any such service provided by one Purchased Subsidiary in the conduct of the Business to or for the benefit of another Purchased Subsidiary in the conduct of the Business) (“Affiliate Transactions”).

(d) Schedule 3.09(d) sets forth a general description of each Material Contract or arrangement by which the Business or a Purchased Subsidiary provides goods or services to or for the benefit of Seller or any of its Affiliates for use in the conduct of the Retained Businesses (“Retained Business Affiliate Transactions”).

Section 3.10. Litigation. Except for Excluded Liabilities and Non-Business Liabilities, matters related to Taxes, which are described in Section 6.01, and those matters set forth in Schedule 3.10, there are no Actions pending against or, to the knowledge of Seller, threatened against, the Business, or pertaining to the Purchased Assets or Purchased Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in material Liability to Buyer, to materially interfere with the conduct of the Business by Buyer in substantially the manner currently conducted, or otherwise to interfere with, prevent or delay the ability of Seller to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 3.11. Compliance with Laws. Except with respect to (a) matters set forth in Schedule 3.11, (b) compliance with Law concerning real estate (as to which certain representations and warranties are made pursuant to Section 3.12), (c) compliance with Law concerning Intellectual Property (as to which certain representations and warranties are made pursuant to Section 3.13), (d) compliance with Law concerning employee matters (as to which certain representations and warranties are made pursuant to Section 3.17), (e) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.18), and (f) compliance with Law concerning Taxes (as to which certain representations and warranties are made pursuant to Section 6.01), to the knowledge of Seller, neither Seller nor any of its Subsidiaries (including the Purchased Subsidiaries) is in violation of, and, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law relating to the conduct of the Business, or pertaining to the Purchased Assets or Purchased Subsidiaries, except for violations that would not reasonably be expected, individually or in the aggregate, to result in material Liability to Buyer or otherwise materially interfere with the conduct of the Business by Buyer in substantially the manner currently conducted. Without limitation, with respect to the Business and to the knowledge of Seller:

(a) Seller and each of its Subsidiaries is and has been in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Laws in respect thereof (collectively, “Control Regulations”). Neither Seller, any of its Subsidiaries nor any Person with which Seller or any of its Subsidiaries has engaged in any transactions or business dealings (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Control Regulations (the “Lists”), (B) is a Person (as defined in the Executive Order) who has been determined by competent authority to be subject to the prohibitions contained in the Control Regulations or (C) is owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Control Regulations.

(b) Neither Seller or any of its Subsidiaries nor any shareholder, director, officer, employee, agent or other Person acting on behalf of Seller or any of its Subsidiaries is a Foreign Official. During the previous five years, neither Seller or any of its Subsidiaries nor any director, officer, employee, agent or other Person acting on behalf of Seller or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Seller or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payments, unlawful promises of payment or unlawful authorizations of payment of money, gifts or anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of Seller or any of its Subsidiaries; (iii) corruptly made any payments, promises of payment or authorizations of payment of money, gifts or anything of value to any Foreign Official or to domestic government officials or domestic political parties or campaigns from funds of Seller or any Subsidiary in violation of applicable law; (iv) established or maintained any unlawful fund of monies or other assets of Seller or any of its Subsidiaries; or (v) made any fraudulent entry on the books or records of Seller or any of its Subsidiaries.

Section 3.12. Real Property.

(a) Except as set forth in Schedule 3.12(a), the Real Property constitutes all the real property owned or leased by Seller or any of its Subsidiaries (including the Purchased Subsidiaries), that is used or held for use primarily in the conduct of the Business as currently conducted.

(b) Seller has made available to Buyer a true and correct copy of the lease for each Leased Real Property. Each such lease (together with any amendment thereto) is valid and in full force and effect, is unmodified and represents the entire agreement between Seller or the applicable Purchased Subsidiary and the applicable lessor. Seller and the Purchased Subsidiaries and, to the knowledge of Seller, the applicable lessor are not in default of their respective obligations under any such leases.

(c) Except as set forth in Schedule 3.12(c), no Person other than Seller or its Subsidiaries (including the Purchased Subsidiaries) has the right to use the Real Property and there are no shared facilities or services at the Real Property which are used in connection with any Retained Business.

(d) Each parcel of Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel, and access to each parcel of Real Property is provided by paved, gravel, dirt, or other improved public right-of-way.

(e) There are no pending or to the knowledge of Seller threatened condemnation proceedings with respect to any Real Property.

(f) The current use and operation of each parcel of Real Property is in material compliance with all applicable zoning, building codes and other land use Laws imposed by any Governmental Authority regulating the use or occupancy of such Real Property or the activities conducted thereon.

Section 3.13. Intellectual Property.

(a) Schedule 3.13(a) contains a list of all registrations and applications for registration or issuance included in the Business Intellectual Property Rights (the “Business Registered Intellectual Property Rights”).

(b) Except as disclosed in Schedule 3.13(b), (i) Seller or one of its Subsidiaries is the sole and exclusive owner of the Business Intellectual Property Rights, (ii) to the knowledge of Seller, Seller or one of its Subsidiaries owns or has the right to use the material Business Intellectual Property Rights in the manner currently used in the Business, (iii) no Action is pending or, to the knowledge of Seller, no material Action is threatened which challenges the legality, validity or enforceability of any rights in respect of any of the Business Intellectual Property Rights, and (iv) to the knowledge of Seller, no third party is infringing or violating a Business Intellectual Property Right.

(c) Except as disclosed in Schedule 3.13(c), with respect to the Business, Seller and its Subsidiaries are not, to the knowledge of Seller, currently infringing any Intellectual Property Rights of any other Person, and the Seller has not, with respect to the Business, received any charge, complaint, claim, demand, or notice during the past two (2) years (or earlier, if presently not resolved) alleging any such interference, infringement, misappropriation, violation or conflict (including any claim that the Seller must license or refrain from using any Intellectual Property Rights of any third party) or giving right to any claim of unfair competition.

(d) To the knowledge of Seller, all third party Software is being used by Seller in compliance, in all material respects, with any applicable contracts, to which Seller is a party, licensing to Seller the right to use such third party Software.

Section 3.14. Title to and Sufficiency of Purchased Assets.

(a) Except as set forth in Schedule 3.14(a)(i), Seller and its Subsidiaries, as applicable, have good and marketable title to, or valid leasehold interests in, all material Purchased Assets free and clear of all Liens except for Permitted Liens. Except as set forth in Schedule 3.14(a)(ii), each Purchased Subsidiary has good and marketable title to, or valid leasehold interests in, all material assets and properties of such Purchased Subsidiary (other than the Non-Business Assets), in each case free and clear of all Liens except for Permitted Liens.

(b) Except for the Affiliate Transactions (which shall be terminated at the Closing), for Shared Contracts that are not Purchased Contracts or Buyer Designated Shared Contracts or as set forth in Schedule 3.14(b), the Purchased Assets and the assets and properties of the Purchased Subsidiaries (other than the Non-Business Assets), together with all other property and assets the benefit of which is to be provided to Buyer pursuant to this Agreement and the other Transaction Documents, immediately after the Closing, will constitute all of the assets and properties required to operate the Business in all material respects in substantially the manner conducted on the date hereof by Seller and its Subsidiaries (including the Purchased Subsidiaries); provided that the foregoing is subject to the limitation that certain transfers, assignments, licenses, sublicenses, leases and subleases, as the case may be, of Purchased Assets,

Contracts and Permits, and any claim or right or benefit arising thereunder or resulting therefrom, may require consent of a Person or Governmental Authority, which has not been obtained, and that such matters are addressed elsewhere in this Agreement and the other Transaction Documents.

(c) Except as set forth on Schedule 3.14(c), neither the whole nor any portion of any Purchased Asset or any asset of a Purchased Subsidiary is subject to any Law to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, nor to the knowledge of Seller has any such condemnation, expropriation or taking been proposed, decreed or notified in accordance with applicable Law.

Section 3.15. Permits. Except as set forth on Schedule 3.15, Seller and its Subsidiaries possess all material governmental permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemption of, or filings or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the Purchased Assets and the operation of the Business as currently conducted or ownership of the Purchased Assets or Purchased Subsidiaries (the “Permits”), except when the failure to possess such Permit would not be expected, individually or in the aggregate, to result in material Liability to Buyer or otherwise materially interfere with the conduct of the Business by Buyer in substantially the manner currently conducted. All such Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or, to the knowledge of Seller, threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof, except as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Buyer or otherwise materially interfere with the conduct of the Business by Buyer in substantially the manner currently conducted. To the knowledge of Seller, neither Seller nor any of its Subsidiaries, as applicable, is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits.

Section 3.16. Finders’ Fees. Except for Greenhill & Co. Inc., whose fees shall be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.17. Employee Benefit Plans.

(a) Schedule 3.17(a)(i) contains a correct and complete list of each material Employee Plan, and Schedule 3.17(a)(ii) contains a correct and complete list of each material International Plan. Seller has made available to Buyer copies of (i) each material Employee Plan listed in Schedule 3.17(a)(i), (ii) each material International Plan listed in Schedule 3.17(a)(ii) and (iii) summary plan descriptions with respect to each Employee Plan listed in Schedule 3.17(a)(i).

(b) Except as set forth in Schedule 3.17(b), none of Seller or any Subsidiary of Seller maintains, administers or contributes to any Employee Plan subject to Title IV of ERISA, has any outstanding liability with respect to any Employee Plan subject to Title IV of ERISA that remains unsatisfied or any other defined benefit Employee Plan.

(c) None of Seller or any Subsidiary of Seller contributes to, or has in the past contributed to, any multiemployer plan (as defined in Section 3(37) of ERISA) with respect to the Business.

(d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or is within the remedial amendment period in which to file, an application for such determination from the Internal Revenue Service, and, to the knowledge of Seller, there is no reason why any such determination should be revoked or not be reissued. Seller has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in compliance with its terms and with any Law, except for any instances of noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No events have occurred with respect to any Employee Plan or any other United States employee benefit plan pursuant to which Seller or any of its Affiliates has any Liability that could result in Liability to the Business, Buyer or any of its Affiliates (including the Purchased Subsidiaries after the Closing).

(e) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (i) the Purchased Subsidiaries have performed all obligations required with respect to each International Plan (ii) each International Plan has been maintained and administered in compliance with its terms and with any Law. All payments (including premiums due) and (iii) all employer and employee contributions required to have been collected in respect of each International Plan have been paid when due, or if applicable, accrued on the balance sheet of the applicable Purchased Subsidiary. No Taxes, penalties or fees are owing or assessable under or against any International Plan. To the knowledge of Seller, no event has occurred with respect to any International Plan which is tax qualified or registered under Law which would result in the revocation or loss of such tax-qualified status or registration of such International Plan, or which would entitle any Person (without the consent of the sponsor of such International Plan) to wind up or terminate any such International Plan, in whole or in part. There are no going-concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies with respect to any International Plans. No contribution holidays have been taken under any of the International Plans, and there have been no withdrawals of assets or transfers of assets from any International Plan, except in accordance with Law.

Section 3.18. Environmental Compliance. Except as disclosed in Schedule 3.18, and except for matters that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the ownership or use of the Purchased Assets or the operation of the Business (as currently conducted):

(a) the Business, the Purchased Assets, the Purchased Subsidiaries, and the Real Property are in compliance with all applicable Environmental Laws, including but not limited to any Permits required by applicable Environmental Laws;

(b)(i) no notice, claim, inquiry, order, request for information, complaint, penalty or communication has been made, and (ii) there is no Action pending or, to the knowledge of Seller, threatened, which (A) alleges the actual or potential violation of or noncompliance with any Environmental Law or any Permit required by any applicable Environmental Law, alleges any potential Liability, obligation, costs or Damages arising under or relating to any Environmental Law including without limitation any investigatory, remedial, natural resource, response, removal or corrective obligations, or seeks to revoke, amend, modify or terminate any Permit required by any applicable Environmental Law, (B) relates to the Business, the Purchased Assets, the Purchased Subsidiaries, or the Real Property, and (C) has not been settled, dismissed, paid or otherwise resolved without ongoing obligations or costs prior to the date hereof; and

(c) the Business has not caused nor, to the knowledge of Seller, has any Person caused any past or present contamination, release, or any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances at, on, under or from any currently or formerly owned or leased property or facility relating to the Business, the Purchased Assets, the Purchased Subsidiaries or the Real Property.

(d) Seller has made available to Buyer all material environmentally related audits, studies, reports, analyses and results of investigation performed at the Real Property and/or related to the Business in the last five (5) years.

Section 3.19. Products Liability; Products Warranty.

(a) Except as set forth in Schedule 3.19(a), no product or deliverable manufactured, distributed, sold, leased, licensed or delivered or service sold or delivered by Seller or any of its Subsidiaries in connection with the Business (“Products/Services”) is subject to any guaranty, warranty or other indemnity beyond the terms and conditions of sale, provision or lease included in the standard terms and conditions of sale, provision or lease for each Product/Service of Seller and its Subsidiaries related to the Business as previously disclosed to Buyer. Schedule 3.19(a) contains a description of all pending warranty claims where the amount in question exceeds, or is reasonably likely to exceed, $250,000 with respect to any discreet Product/Service (or its foreign currency equivalent as of the date hereof). In the last two (2) years neither Seller nor any of its Subsidiaries has made voluntary concessions or payments not charged to warranty expense as an accommodation to customers that have claimed that a Product/Service is defective or nonconforming exceeding $250,000 (or its foreign currency equivalent as of the date hereof) in each case.

(b) Except as set forth in Schedule 3.19(b), to the knowledge of Seller, there are no, and have not in the last three (3) years been any, defects in design, materials, manufacture or otherwise in any Product/Service or that may require or result in (with or without notice or lapse of time) recall of any Product/Service.

Section 3.20. Employees.

(a) With respect to the Purchased Subsidiary Employees, each of the Purchased Subsidiaries (i) is in material compliance with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment, wages and hours, employment standards, human rights, occupational safety, workers’ compensation, language of work and plant closings and (ii) has properly and timely made all social insurance payments, including payments to any public pension scheme, compulsory retirement insurance, unemployment insurance, compulsory long term care insurance, compulsory occupational disability insurance, and compulsory health and safety insurance required to be made in respect of any employee, former employee or director in accordance with applicable Law.

(b) With respect to the Business Employees, Seller and its Affiliates are in material compliance with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment, wages and hours, employment standards, human rights, occupational safety, workers’ compensation, language of work and plant closings, except for instances of noncompliance that would not reasonably result in a Liability to Buyer.

(c) There are no complaints, lawsuits or other proceedings pending or, to the knowledge of Seller, threatened against the Purchased Subsidiaries, Sellers or its Subsidiaries and Affiliates brought by or on behalf of an applicant for employment, any current or former Purchased Subsidiary Employee or Business Employee or consultant or any class of the foregoing, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship, except that would not reasonably be expected to result in Liability with respect to any individual item in excess of $50,000 or in the aggregate with all other items in excess of $100,000.

(d) Schedule 3.20(d), lists all Bargaining Agreements. Except as set forth on Schedule 3.20(d) there are no labor unions presently representing or, to the knowledge of Seller, engaged in any organizing activity with respect to any Purchased Subsidiary Employee or Business Employee. There has not been, there is not presently pending or existing, and, to the knowledge of Seller, there is not threatened, any (i) strike, slowdown, picketing, or work stoppage by Purchased Subsidiary Employees or Business Employees, (ii) proceeding against or affecting any Purchased Subsidiary Employees or Business Employees relating to the alleged violation of any Law or principle of common law pertaining to labor relations or employment matters, including any material charge or complaint filed by an employee, union or other labor organization with any labor relations board or other Governmental Authority, organizational activity, or other material labor or employment dispute, or (iii) application for certification of a collective bargaining agent for one or more groups of Purchased Subsidiary Employees or Business Employees. To the knowledge of Seller, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.

Section 3.21. No Other Representations And Warranties.

(a) Except for the specific representations and warranties contained in this Article III and Section 6.01 with respect to Taxes (in each case as modified by the Disclosure Schedules hereto), neither Seller nor any other Person makes any other express or implied representation or warranty, including with respect to Seller, its Subsidiaries (including the Purchased Subsidiaries), the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller, any of its Affiliates or any of their respective officers, directors, managers, employees, agents or representatives. Any documents, title information, assessments, surveys, plans, specifications, reports and studies, or other information made available to Buyer by Seller or its Affiliates (collectively, “Review Documents”) are provided as information only. Buyer shall not rely upon Seller’s provision of any Review Document(s) in lieu of conducting its own due diligence. Except for the specific representations and warranties contained in this Article III and Section 6.01 with respect to Taxes (in each case as modified by the Disclosure Schedules hereto), Seller has not made, does not make, and has not authorized anyone else to make any representation as to: (a) the accuracy, reliability or completeness of any of the Review Documents; (b) the condition of any building(s), structures or other improvements at the Real Property; (c) the operating condition of the Purchased Assets; (d) the availability of railroad, water, sewer, electrical, gas or other utility services, the ownership or condition of any railroad spur, switch, ties, siding, track or roadbed or the availability of legal access to and from the Real Property; (e) the location of the Real Property or any portion thereof within any flood plain, flood-prone area or water shed or the presence or absence of wetlands; (f) the Environmental Conditions of the Real Property INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES; (g) the specific size or acreage of the Real Property; (h) the zoning, subdivision and land use Laws or requirements of the Real Property or the conformance of the Real Property with any such zoning, subdivision or land use Laws or requirements; (i) the enforceability of, or Buyer’s ability to obtain the benefits of, any agreement of record affecting the Purchased Assets, (j) the location of the Real Property in relationship to municipal or county jurisdictional lines, (k) the transferability or assignability of any Contract or Permit, (l) the agrarian background of the Real Property, (m) the chain of title of the Real Property or (n) any other matter or thing affecting or relating to the Purchased Assets.

SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, MANAGER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES). SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS, PROFITABILITY OR VALUE OF ANY OF THE BUSINESS, PURCHASED SUBSIDIARIES OR PURCHASED ASSETS.

Section 3.22. RBC Stock. Seller is an “accredited investor” within the meaning set forth in the rules and regulations promulgated under the Securities Act. Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the risks and merits of the transactions contemplated hereby, including an investment in the RBC Stock to be received by Seller pursuant to this Agreement and is able to bear the economic risk inherent in holding such RBC Stock. The RBC Stock is being acquired by Seller on behalf of itself and not for any other Person and for the account of Seller, not as a nominee or agent and not for the account of any other Person. Seller is not obligated to transfer all or any portion of the RBC Stock to any other Person, nor does Seller have any present intention, agreement or understanding to do so. Seller (i) has had reasonable opportunity to ask questions of and receive answers from Buyer concerning the acquisition of the RBC Stock, (ii) has been permitted access, to Seller’s satisfaction, to any information or data regarding Buyer that it has requested and (iii) understands that the acquisition of the RBC Stock is subject to risks and acknowledges that it fully understands such risks. Seller acknowledges that Seller and its advisors have been given access to documents filed by Buyer with the SEC. The RBC Stock was not offered to Seller by way of general solicitation or general advertising by any means. Seller understands that the shares of RBC Stock being issued hereunder have not been registered or qualified under the Securities Act of 1933, as amended, or any applicable state securities laws. Seller understands that certificates representing the shares of RBC Stock being issued hereunder will bear the following legend reflecting the foregoing restrictions on transfer:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any other applicable securities laws. The securities may not be sold, transferred, assigned or pledged or otherwise disposed of at any time unless they are registered under the Securities Act and such other applicable laws or unless in the opinion of legal counsel for Buyer such disposition will not result in a violation of the Securities Act or any other applicable securities laws.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

Section 4.01. Corporate Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Wisconsin, and has the requisite corporate or equivalent organizational power and authority to own or lease its assets and to conduct its business in all material respects as it is now being conducted. Buyer is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer. Each other Transaction Document shall be duly and validly executed by Buyer at or prior to the Closing and, upon such execution and delivery by Buyer and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a valid and binding agreement of Buyer. No other or further act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the transactions contemplated hereby.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no material action by or in respect of, or material filing with, any Governmental Authority, other than compliance with any applicable requirements of the HSR Act and other Competition Laws.

Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and shall not (i) violate the Organizational Documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Law, (iii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation or to a loss of any material benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer (except, in the case of clauses (iii) and (iv), as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of Buyer to consummate the transactions contemplated by the Transaction Documents).

Section 4.05. Financing. Buyer has, and at the Closing Date will have, sufficient cash on hand and/or available lines of credit or other sources of immediately available funds to enable it to (a) consummate the transactions contemplated by this Agreement, (b) pay the Purchase Price and all out-of-pocket expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, and (c) satisfy all of its other obligations under this Agreement and the other Transaction Documents.

Section 4.06. Litigation. There are no Actions pending against or, to the knowledge of Buyer, threatened against, Buyer that would reasonably be expected, individually or in the aggregate, to result in material Liability, to materially interfere with the conduct of Buyer’s business in substantially the manner currently conducted, or otherwise to interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.07. Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects, and after giving effect to the transactions contemplated by this Agreement, at and immediately after the Closing, Buyer and each of its Subsidiaries (including each of the Purchased Subsidiaries) (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable Liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

Section 4.08. Finders’ Fees. Except for Credit Suisse, whose fees and expenses shall be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.09. Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 4.10. RBC Stock Investment. The RBC Stock to be issued under this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable.

Section 4.11. Capitalization.

(a) As of November 3, 2010, the authorized capital stock of Buyer consists of (i) one hundred million (100,000,000) shares of RBC Stock, of which 38,600,282 shares are issued and outstanding. No shares of RBC Stock are held in treasury. All of the outstanding shares of RBC Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the date hereof, Buyer has no shares of RBC Stock reserved for or otherwise subject to issuance, except for 5,397,910 shares of RBC Stock reserved for issuance pursuant to incentive or other compensation plans or arrangements for directors, officers and employees of Buyer and its Subsidiaries.

(c) Except for incentive or other compensation plans or arrangements for directors, officers and employees of Buyer and its Subsidiaries, there are no (i) options, warrants or other rights relating to any Equity Interests of Buyer or (ii) agreements or arrangements obligating Buyer to issue, acquire or sell any Equity Interests of Buyer.

(d) There are no bonds, debentures, notes or other indebtedness of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of RBC Stock may vote.

(e) Except for as contemplated by the Shareholder Agreement, there are no outstanding obligations of Buyer (i) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (ii) requiring the registration for sale of or (iii) granting any preemptive or antidilutive rights with respect to, any Equity Interests in Buyer.

Section 4.12. SEC Filings; Financial Statements.

(a) Since January 1, 2008, Buyer has filed with, or otherwise furnished to, as applicable, all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed with or furnished by it to the SEC pursuant to the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by Buyer with or furnished by Buyer to the SEC, together with any supplements, modifications and amendments thereto since the time of filing through the date hereof, collectively, the “Buyer SEC Documents”). As of their respective filing dates and, if supplemented, modified or amended since the time of filing, as of the date of such supplement, modification or amendment, the Buyer SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes-Oxley Act.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer (including, in each case, any related notes and schedules thereto) included in the Buyer SEC Documents (collectively, the “Buyer Financial Statements”), (i) complied as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in shareholders’ equity of Buyer as of the dates and for the periods referred to therein (except, in the case of interim financial statements, for normal and recurring year-end adjustments as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act).

Section 4.13. No Undisclosed Liabilities. To the knowledge of Buyer, Buyer does not have any material Liabilities that would have been required to be reflected in, reserved against or otherwise described in the Buyer Financial Statements in accordance with GAAP, applied on a consistent basis, and that were not so reflected, reserved against or described therein, other than Liabilities (a) incurred in the ordinary course of business consistent with past practice after October 2, 2010, (b) incurred in connection with the transactions contemplated hereby or (c) that would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s business.

Section 4.14. Absence of Certain Changes. Since October 2, 2010, through the date of this Agreement, there has not been any Buyer MAE or any change(s), event(s), or development(s) which have had or would reasonably be expected to have, individually or in the aggregate with all other such change(s), event(s) or development(s), a Buyer MAE.

Section 4.15. Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets and the Shares as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this

Agreement. Buyer acknowledges that Seller has given Buyer access to the key employees, documents and facilities of the Business. Buyer acknowledges and agrees that the Purchased Assets and the Shares are sold “as is”, except as expressly set forth in this Agreement or any other agreement or certificate delivered in connection herewith, including the Transaction Documents. Buyer agrees to accept the Purchased Assets and the Business in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement or any other agreement or certificate delivered in connection herewith, including the Transaction Documents. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer or its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (ii) except as expressly set forth in this Agreement, any other information or documents made available to Buyer or its Representatives with respect to the Business.

ARTICLE V

COVENANTS

Section 5.01. Conduct of the Business. From the date hereof until the Closing Date, except as set forth in Schedule 5.01, as expressly contemplated by applicable Law or by the Transaction Documents, with respect to any Excluded Liability or Excluded Asset, or with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Seller shall conduct the Business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact the present business organizations and goodwill of the Business, preserve the present relationships of the Business with customers and suppliers and maintain the properties, machinery and equipment related to the Business in good repair and operation condition (subject to normal wear). Without limiting the generality of the foregoing and subject to applicable Law, from the date hereof until the Closing Date, except as set forth in Schedule 5.01, as expressly contemplated by the Transaction Documents (including the Restructuring) or with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), with respect to the Business, Seller shall not and shall cause its Subsidiaries (including any Purchased Subsidiary) not to:

(a) acquire a material amount of assets from any other Person except (i) pursuant to existing Contracts or (ii) otherwise in the ordinary course consistent with past practice (in all material respects);

(b) sell, lease, license or otherwise dispose of any Purchased Assets or assets of the Purchased Subsidiaries (other than Non-Business Assets), or in either case, any interests therein, except (i) pursuant to existing Contracts, or (ii) otherwise in the ordinary course consistent with past practice;

(c) create or otherwise incur any Lien on any Purchased Asset or any asset of any Purchased Subsidiary, other than Permitted Liens and with respect to the Purchased Subsidiaries, Liens with respect to the Non-Business Assets;

(d) incur any capital expenditures, except for those contemplated by the capital expenditure budget made available to Buyer prior to the date of this Agreement and unbudgeted capital expenditures not to exceed $100,000 individually or $1,000,000 in the aggregate;

(e) other than in connection with actions permitted by Section 5.01(a) or Section 5.01(d), make any loans, advances or capital contributions to, or investments in, any other Person with respect to the Business, other than in the ordinary course of business consistent with past practice in all material respects;

(f) except as required by Law, amend or modify in any material respect or terminate any Contract listed in Schedule 3.09, or otherwise waive or release any material rights, claims or benefits of the Business thereunder;

(g) enter into any Contract (including a hedging or swap agreement or similar arrangement) that would be required to be disclosed in Schedule 3.09 if such Contract were in place as of the date of this Agreement, in each case other than any such Contract entered into in the ordinary course of business consistent with past practice in all material respects and on customary terms;

(h) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Business, Buyer or any of their respective Affiliates (including the Purchased Subsidiaries after the Closing Date), from engaging or competing in any line of business, in any location or with any Person;

(i) settle, or offer or propose to settle, any material Action involving the Business or relating to the transactions contemplated by this Agreement;

(j) with respect to any Purchased Subsidiary, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, enter into any closing agreement, settle any Tax claim, audit or assessment, or take any affirmative action to surrender any right to claim a Tax refund, in each case except in the ordinary course of business consistent with past practices in all material respects or if such action will have no material effect on the Tax Liability of the Purchased Subsidiary (other than for Pre-Closing Taxes);

(k) make any material change in any method of accounting or accounting practice of Seller or any of its Subsidiaries with respect to the Business (including the Purchased Subsidiaries), except for any such change required by reason of a concurrent change in GAAP;

(l)(i) enter into any Bargaining Agreement, employment, deferred compensation, severance, retirement or other similar agreement entered into with any Business Employee or Purchased Subsidiary Employee (or any amendment to any such existing agreement), (ii) other than as provided under the Severance Plan, grant any new severance or termination pay to any Business Employee or (iii) increase the compensation payable to any Business Employee, in each case other than in the ordinary course of business consistent with past practices in all material respects or as required by Law;

(m) other than as required by Law or in the ordinary course of business that would not materially increase the costs amend or terminate any Employee Plan or International Plan or adopt or enter into any plan or arrangement that would be considered an Employee Plan or International Plan if it were in existence on the date hereof or materially increase the benefits provided under any Employee Plan or International Plan, or promise to commit to undertake any of the foregoing in the future or enter into, amend or extend any Bargaining Agreement or recognize any union or other labor organization as the bargaining representative for any Business Employees or Purchased Subsidiary Employees;

(n) adopt, approve, consent to or propose any change in the respective Organizational Documents of Seller or any of the Purchased Subsidiaries;

(o) negotiate or enter into any license of any material Business Intellectual Property Right, whether as licensor or as licensee, other than in the ordinary course of the Business consistent with past practice in all material respects, or fail to make any filing, pay any fee, or take any other action necessary to maintain the ownership, validity and enforceability of any material Business Patents or Business Trademarks owned by Seller or any of its Subsidiaries; or

(p) agree or commit to do any of the foregoing.

For the avoidance of doubt, Seller shall be permitted to (i) cause each Purchased Subsidiary to dividend, distribute or otherwise pay to Seller or any of its Affiliates any or all of the cash and cash equivalents of such Purchased Subsidiary; (ii) remove, or cause any Subsidiary to remove, and pay to Seller or any of its Affiliates any cash and cash equivalents held in any bank account that is a Purchased Asset; and (iii) settle intercompany balances between any Purchased Subsidiary, on the one hand, and Seller or any Retained Subsidiary, on the other hand, and make capital increases in connection therewith, except in each case, to the extent such transfer would hinder or interfere with, or otherwise adversely affect, the ordinary course conduct of the Business.

Section 5.02. Pre-Closing Access. From the date hereof until the Closing Date, Seller shall, and shall cause its Subsidiaries, to (a) give Buyer and its Representatives reasonable access to the offices, properties, books and records of Seller and its Subsidiaries relating to the Business, (b) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (c) cause the employees, counsel and financial advisors of Seller and its Subsidiaries to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or its Subsidiaries. Notwithstanding the foregoing, (i) Buyer shall not have access to (A) personnel records of the Business Employees relating to individual performance or evaluation records, medical histories or other information which in Seller’s opinion is sensitive or the disclosure of which could subject Seller or any of its Subsidiaries to risk of Liability, (B) any properties of Seller or its Subsidiaries for purposes of conducting any environmental sampling or testing or (C) any information to the extent relating to any Excluded Asset, Excluded Liability, Non-Business Asset or Non-Business Liability and (ii) Seller and its Subsidiaries may withhold (A) any information relating to the sale process, bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, and (B) any information as and to the extent necessary to avoid contravention or waiver, any document or information the disclosure of which could reasonably be expect to violate any Contract or any Law or would result in the waiver of any legal privilege or work-product privilege; provided that to the extent practicable, Seller and its Subsidiaries shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of this subclause (B) apply. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any vendors to, or customers of, Seller or its Subsidiaries about the Business, this Agreement or the transactions contemplated hereby, provided that nothing in this Agreement shall prohibit Buyer from continuing to contact, in accordance with its past practice, those vendors and/or customers who are also vendors and/or customers of Buyer with regard to matters other than this Agreement and the transactions contemplated hereby.

Section 5.03. Regulatory Filings.

(a) Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”). Notwithstanding anything to the contrary in this Agreement, Buyer waives any rights against Seller and its Subsidiaries with respect to non-compliance by Seller or its Subsidiaries with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall, and shall cause their respective Affiliates to, (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the Competition Laws of the jurisdictions set forth in Schedule 5.03(b) with respect to the transactions contemplated hereby as promptly as practicable and, in any event, on or prior to January 4, 2011, (ii) use reasonable best efforts to comply at the earliest practicable date with any request under any Competition Law for additional information, documents, or other materials received by each of them or any of their respective Affiliates from any Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under any Competition Laws with respect to any such filing or any such transaction. Each Party shall use its reasonable best efforts to furnish to the other Party all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement (including, to the extent permitted by Law, responding to any reasonable requests for copies of documents filed with the non-filing Party’s prior filings). Buyer and Seller shall permit each other to review in advance any proposed communication to any Governmental Authority, subject to applicable Law and provided that the Parties shall not be required to provide each other material related to a Party’s valuation of the transactions contemplated hereby. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, and the recipient shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other representatives of the recipient or their Affiliates, unless express written permission is obtained in advance from the source of the materials. Each such Party shall promptly inform the other Party hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No Party hereto shall independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other Party hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to Law, the Parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings under the Competition Laws. Buyer shall pay all filing fees in connection with all filings under the Competition Laws.

(c) In furtherance and not in limitation of the actions and obligations described in Section 5.03(b), each Party shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the Competition Laws. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Competition Law, each Party shall use its reasonable best efforts to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, Buyer and Seller decide that litigation is not in their respective best interests. Each Party shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the Competition Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right to direct all discussions, matters, proceedings or negotiations relating to any Action brought under any Competition Laws regarding the transactions contemplated hereby; provided that Seller shall have the right, to the extent permitted by such Governmental Authority, to participate in any discussion or meetings with any Governmental Authority.

(d) Buyer further agrees that it shall, to the extent necessary to obtain the waiver or consent from any Governmental Authority required to satisfy the conditions set forth in Section 8.01(a) or Section 8.01(b), as applicable, or to avoid the entry of or have lifted, vacated or terminated any Closing Legal Impediment, use its reasonable best efforts, to undertake a sufficient accommodation with respect to the Business or the Business’s assets as may be required by a Governmental Authority in connection with any Competition Laws.

Section 5.04. Permits. Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their commercially reasonable efforts to provide all notices and otherwise take all actions to transfer, reissue or obtain any Permits required to be transferred, reissued or obtained as a result of or in furtherance of the transactions contemplated by this Agreement prior to Closing (including the Restructuring). To the extent that any Permit has not been obtained prior to Closing, for up to ninety (90) days after the Closing Date, Buyer and Seller shall use their commercially reasonable efforts, at either Party’s request, to endeavor to obtain such Permits. Notwithstanding the foregoing, (a) Seller shall not be required to incur any Liabilities, or provide any financial accommodation, in order to obtain any such Permits with respect to the purchase and sale of the Purchased Assets and (b) Buyer shall not be required to incur any Liabilities, or provide any financial accommodation, in order to obtain any such Permits with respect to the Restructuring.

Section 5.05. Shared Contracts, Affiliate Transactions.

(a) Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Affiliates to, cooperate and shall use their commercially reasonable efforts to cause the Shared Contracts set forth in Schedule 5.05(a)(i) (to the extent such Shared Contracts constitute Non-Business Assets or do not constitute Purchased Contracts) (the “Buyer Designated Shared Contracts”) and the Shared Contracts set forth in Schedule 5.05(a)(ii) (to the extent such Shared Contracts constitute Purchased Contracts or do not constitute Non-Business Assets) (the “Seller Designated Shared Contracts” and, together with the Buyer Designated Shared Contracts, the “Designated Shared Contracts”) to be replaced with separate contracts (the “Replacement Contracts”) that provide that Buyer or any Purchased Subsidiary, in the case of the Buyer Designated Shared Contracts, or Seller or any of its Retained Subsidiaries, in the case of Seller Designated Shared Contracts, receives contract rights and obligations under the Designated Shared Contracts, as applicable, that are substantially similar to those contract rights and obligations utilized by Seller or any of its Subsidiaries in the conduct of the Business or the Retained Business, as applicable, prior to the Closing. Buyer shall be solely responsible for any additional costs or fees arising from and under a Replacement Contract for a Buyer Designated Shared Contract, or in connection with any arrangement with respect thereto described in this Section 5.05, and Seller shall be solely responsible for any additional costs or fees arising from and under a Replacement Contract for a Seller Designated Shared Contract, or in connection with any arrangement with respect thereto described in this Section 5.05. Buyer and Seller shall cooperate and provide each other with reasonable assistance in effecting such separation of the Designated Shared Contracts prior to the Closing and for a period of ninety (90) days following the Closing. If Buyer and Seller are not able to effect the separation of a Designated Shared Contract prior to the Closing, then, until any such Designated Shared Contract is separated, to the extent permissible under Law and under the terms of such Designated Shared Contract, Buyer and Seller shall (i) assume and perform the Liabilities under such Designated Shared Contract relating to its respective business or that of its Affiliates (and shall promptly reimburse the other Party for any expenses relating thereto incurred by the other Party or its Affiliates), allocated in accordance with this Section 5.05, (ii) hold in trust for the benefit of the other Party, and shall promptly forward to the other Party, any monies or other benefits received pursuant to such Designated Shared Contract relating to the respective businesses of the other Party (or its respective Affiliates) and (iii) use commercially reasonable efforts to institute alternative arrangements intended to put the Parties in a substantially similar economic position as if such Designated Shared Contract were separated. Buyer shall be solely responsible for replacing any Buyer Designated Shared Contracts, as well as any other Shared Contracts that are not Purchased Assets or that are Non-Business Assets, to the extent such Shared Contracts are not separated or transitioned hereunder. Seller shall be solely responsible for replacing any Seller Designated Shared Contracts, as well as any other Shared Contracts that are Purchased Assets or that are not Non-Business Assets, to the extent such Shared Contracts are not separated or transitioned hereunder. With respect to Liabilities pursuant to, under or relating to a given Designated Shared Contract, such Liabilities shall, unless otherwise allocated pursuant to this Agreement or a Replacement Contract, be allocated from time to time between Seller and the Retained Subsidiaries, on the one hand, and Buyer and the Purchased Subsidiaries, on the other hand, as the case may be, based on the relative proportions of total benefits received (to the extent the Liabilities relate to a specific period, over such period, and otherwise over the term of the applicable Designated Shared Contract, measured up to the date of the allocation, without duplication) by Seller and the Retained Subsidiaries, on the one hand, or Buyer and the Purchased Subsidiaries, on the other hand, under the relevant Designated Shared Contract. Notwithstanding the foregoing, each Party shall be solely responsible for any and all Liabilities to the extent arising out of or relating to such Party’s (or its Subsidiaries’) breach of any such Designated Shared Contract. It is acknowledged that for the purposes of this Section 5.05(a), what constitutes “substantially similar” shall be determined after taking into account changes in volume and similar pricing metrics, as well as the needs of the applicable Party.

(b) Except as set forth on Schedule 5.05(b) or as otherwise contemplated by this Agreement, the Transition Services Agreement or any other Transaction Document, Seller acknowledges and agrees that all Retained Business Affiliate Transactions, and all rights of the Retained Subsidiaries or Seller under Contracts with respect thereto, will be terminated at or prior to the Closing, with no further Liability of Buyer or its Affiliates (including the Purchased Subsidiaries) with respect thereto.

(c) Except as set forth on Schedule 5.05(c) as otherwise contemplated by this Agreement, the Transition Services Agreement or any other Transaction Document, Buyer acknowledges and agrees that all Affiliate Transactions, and all rights of the Business or the Purchased Subsidiaries under Contracts with respect thereto, will be terminated at or prior to the Closing, with no further Liability of Seller or the Retained Subsidiaries with respect thereto.

Section 5.06. Third Party Approvals.

(a) Except with respect to Regulatory Approvals which are addressed in Section 5.03, Permits which are addressed in Section 5.04, and the Shared Contracts which are addressed in Section 5.05, subject to the terms and conditions of this Agreement, Seller and Buyer shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to obtain the consents, waivers, approvals, orders and authorizations necessary to transfer and assign the Non-Assignable Assets (the “Third Party Approvals”) prior to the Closing. To the extent that any Third Party Approval has not been obtained prior to Closing, for up to one hundred and eighty (180) days after the Closing Date, Buyer and Seller shall use their commercially reasonable efforts, at either Party’s request, to endeavor to obtain such Third Party Approvals. Notwithstanding the foregoing, neither Party shall be required to incur any Liabilities or provide any financial accommodation, in order to obtain any such Third Party Approval with respect to the transfer or assignment of any Non-Assignable Asset for the benefit of the Party to whom such Non-Assignable Asset is contemplated to be transferred under this Agreement (the “Receiving Party”).

(b) In addition, to the extent permitted by Law and the terms of the Non-Assignable Asset, in the event any Third Party Approval has not been obtained by Closing, at the Receiving Party’s request, the Party contemplated to be transferring such Non-Assignable Asset under this Agreement (the “Transferring Party”) shall hold in trust for the Receiving Party, as applicable, the relevant Non-Assignable Asset until such time as the Third Party Approval is obtained, but in no event longer than one hundred and eighty (180) days after the Closing Date. During such time period, the Transferring Party shall comply with all applicable covenants and obligations under the Non-Assignable Assets, including the payment of any costs or expenses in connection therewith, which shall be performed by the Transferring Party for the Receiving Party’s account and the Receiving Party shall promptly (but in no event later than ten (10) Business Days following receipt of an invoice from the Transferring Party) reimburse the Transferring Party for any out-of-pocket costs, expenses or payments made by the Transferring Party in respect of such Non-Assignable Asset. For the period not to exceed one hundred and eighty (180) days after the Closing Date, to the extent permitted by Law and the terms of the Non-Assignable Asset, the Receiving Party shall be entitled to receive all of the benefits of the Transferring Party under the Non-Assignable Asset. The Receiving Party agrees to indemnify and hold the Transferring Party and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities based upon, arising out of or relating to the performance of, or failure to perform, any obligations under the Non-Assignable Assets that are for the benefit of the Receiving Party, provided that the Transferring Party’s negligence or willful misconduct has not caused any such Liabilities. Notwithstanding the foregoing, following the Closing Date, a Transferring Party shall have no obligation to renew any Non-Assignable Asset upon the expiration or termination thereof. In addition, to the extent that any Non-Assignable Asset contains an “evergreen” provision that automatically renews such Non-Assignable Asset unless terminated or cancelled by either party thereto, a Transferring Party shall not be prohibited from terminating or canceling such Non-Assignable Asset as permitted pursuant to the terms thereof.

Section 5.07. Post-Closing Asset Transfers. In the event that at any time or from time to time after the Closing Date, Seller or any of its respective Affiliates receives or otherwise possess any Purchased Asset or other property or asset (including cash or cash equivalents) that should belong to Buyer pursuant to this Agreement, Seller shall promptly transfer, or cause to be transferred, such asset to Buyer, for no additional consideration, and to the extent such asset is cash or cash equivalents, Seller shall provide a general explanation or description of such transfer. Prior to any such transfer, Seller shall hold such property or asset in trust for the benefit of Buyer. In the event that at any time or from time to time after the Closing Date, Buyer or its Affiliates, including the Purchased Subsidiaries, receives or otherwise possess any Excluded

Asset, Non-Business Asset or other property or asset (including cash or cash equivalents) that should belong to Seller or any of the Retained Subsidiaries pursuant to this Agreement, Buyer shall promptly transfer, or cause to be transferred, such property or asset to Seller or the appropriate Retained Subsidiary, for no additional consideration, and to the extent such asset is cash or cash equivalents, Buyer shall provide a general explanation or description of such transfer. Prior to any such transfer, Buyer shall hold such property or asset in trust for the benefit of Seller.

Section 5.08. Intercompany Balance; Cash. Except as set forth in Schedule 5.08, all intercompany balances between and among the Purchased Subsidiaries, or between and among the Purchased Subsidiaries, on the one hand, and Seller or any of the Retained Subsidiaries, on the other hand, shall be eliminated by discharge or otherwise in their entirety effective on or prior to the Closing.

Section 5.09. Business Guarantees.

(a) Buyer shall use its commercially reasonable efforts, with the cooperation of the Seller, to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, on or before the Closing, valid and binding written releases of Seller and its Affiliates, as applicable, from any Liability, whether arising before, on or after the Closing Date, under any Business Guarantees in effect as of the Closing, which shall be effective as of the Closing, including by providing substitute guarantees with terms that are no more favorable to the counterparty than the terms of the applicable Business Guarantees and by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. If any Business Guarantee has not been released as of the Closing Date, then Buyer shall use its commercially reasonable efforts after the Closing to cause each such unreleased Business Guarantee to be released promptly.

(b) Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, Seller and the Retained Subsidiaries may, in such Person’s sole discretion, take any action to terminate, obtain release of or otherwise limit its Liability under any and all outstanding Business Guarantees.

(c) Buyer shall indemnify and hold harmless Seller and its Affiliates from and after the Closing for any Liabilities arising out of or relating to any Business Guarantees.

Section 5.10. Supplementation of Disclosure Schedule. Prior to the Closing Date, Buyer shall give Seller, and Seller shall give Buyer, prompt written notice of any known development that would reasonably be expected to result in a failure of a condition set forth in Article 8. If prior to the Closing, Seller delivers to Buyer a supplement or update to the Disclosure Schedules (which supplement or update shall not be considered for purposes of determining whether the condition set forth in Section 8.02(b) or Section 8.02(d) has been satisfied) that refers to any matter arising after the date of this Agreement that is necessary to be disclosed in order to make any representation or warranty correct when made as of the Closing, then such information shall be deemed to amend this Agreement and the Disclosure Schedules effective as of the date of this Agreement for all purposes hereunder (except for Section 8.02(b) and Section 8.02(d)).

Section 5.11. Use of A. O. Smith Trademarks. No assignment, license or other transfer of rights of the A. O. Smith Trademarks is effectuated by this Agreement; the Parties agree that the use of the A. O. Smith Trademarks will be governed by the Trademark License Agreement. Before, on or after the Closing, Seller, at its expense, may execute and file all documents as shall be necessary or desirable to change the name of the Purchased Subsidiaries to remove the words “A. O. Smith” therefrom, and Buyer agrees to take such action reasonably requested by Seller to effect such name change, including filings with the applicable Governmental Authority of each jurisdiction in which the ownership or the operation of the Purchased Subsidiaries’ assets or the character of its activities is such as to require it to be licensed or qualified in such jurisdiction, and providing notice to all customers, vendors and other suppliers of such name change.

Section 5.12. Insurance. Except as otherwise provided in Section 5.22, notwithstanding the purchase of the Shares by Buyer, Seller hereby expressly excludes, and does not assign, transfer, or convey to Buyer, any rights or benefits of or to any insurance policies of Seller or its Affiliates which might relate to, cover, or insure Seller or its Affiliates for loss of or Liability arising from the Business or the use, ownership, or operation of the assets of the Purchased Subsidiaries, regardless whether such assignment, right, or benefit arises by statute, agreement, or operation of Law, including but not limited to defense and indemnity benefits attributable to or arising from or under such policies. Buyer shall not, and shall cause the Purchased Subsidiaries not to, assert any right, claim or interest to or under any insurance policies of Seller or its Affiliates or rights to proceeds thereof in effect on or prior to the Closing Date relating to the Business or the Purchased Subsidiaries, except under the Product Liability Policies. In furtherance thereof, Buyer, on behalf of itself and the Purchased Subsidiaries, hereby waives any and all rights to or under any such insurance policies, except to the extent available pursuant to the Product Liability Policies in accordance with Section 5.22, unless such waiver would be adverse to the interests of Seller or any of its Affiliates.

Section 5.13. Legal Proceedings; Production of Witnesses; Privileged Matters.

(a) Following the Closing Date, (i) Buyer shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions with respect to Assumed Liabilities, and may settle or compromise, or consent to the entry of any judgment with respect to any such Action, without the consent of Seller, and (ii) Seller shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions with respect to Excluded Liabilities and Non-Business Liabilities, and may settle or compromise, or consent to the entry of any judgment with respect to any such Action without the consent of Buyer; provided that if both Seller (or any of its Subsidiaries, other than a Purchased Subsidiary) and Buyer (or any of its Subsidiaries, including any Purchased Subsidiary) are named as parties to any Action with respect to an Assumed Liability, Excluded Liability or Non-Business Liability, in order to settle or compromise, or consent to the entry of any judgment with respect to, any such Action, Seller and Buyer, and their respective Subsidiaries, must comply with the provisions of Section 9.03 instead of this Section 5.13 with respect to such settlement or compromise.

(b) From and after the Closing, Seller, on the one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to make available to each other, upon reasonable written request, their (and their Affiliates’) respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Actions in which the requesting Party may from time to time be involved relating to the conduct of the Business or the Retained Businesses, prior to or after the Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such Persons, the Business and the Retained Businesses, as applicable. Seller and Buyer agree to reimburse each other for reasonable out-of-pocket expenses, including attorneys’ fees, but excluding officers’ or employees’ salaries, incurred by the other Party in connection with providing individuals and witnesses pursuant to this Section 5.13.

(c) Notwithstanding the foregoing, the provisions of Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with Sections 5.13(a) or 5.13(b). For the avoidance of doubt, neither Party shall have an obligation to cooperate, make available personnel or disclose any documents or other information pursuant to Sections 5.13(a) or 5.13(b), Section 9.04 or Article VI, if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in any Action and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided, further, that this shall not limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such Action.

(d) The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges belonging to either Party with respect to the Business and the Retained Business (collectively, “Privileges”), shall be governed by the provisions of this Section 5.13(d). With respect to matters relating to the Retained Businesses, the Excluded Assets, the Excluded Liabilities, the Non-Business Assets or the Non-Business Liabilities, and with respect to all Business Records, documents, communications or other information (collectively, “Information”) of Seller or any Affiliate prepared in connection with this Agreement or the transactions contemplated hereby, Seller shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Affiliates. Buyer and its Affiliates (including, as of the Closing Date, the Purchased Subsidiaries) shall take no action without the prior written consent of Seller that would reasonably be expected to result in any waiver of any such Privileges of Seller. After the Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Business (except for the Excluded Liabilities, Non-Business Liabilities and Information prepared in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby). However, Buyer may not assert any such Privileges of Buyer related to pre-Closing advice or communications relating to the Business against Seller and its Affiliates. Seller and its Affiliates shall take no action after the Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer. The rights and obligations created by this Section 5.13(d) shall apply to all Information as to which Seller, its Affiliates or the Purchased Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Information”). Upon receipt by Seller or its Affiliates, or Buyer and its Affiliates (including, as of the Closing Date, the Purchased Subsidiaries), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Seller or its Affiliates or Buyer or its Affiliates (including, as of the Closing Date, the Purchased Subsidiaries), as the case may be, obtains knowledge that any current or former employee of Seller, its Affiliates or the Purchased Subsidiaries or Buyer or its Affiliates (including, as of the Closing Date, the Purchased Subsidiaries), has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 5.13(d) or otherwise to prevent the production or disclosure of Privileged Information. Seller’s transfer of any Business Records or other Information to Buyer in accordance with this Agreement and Seller’s agreement to permit Buyer to obtain Information existing prior to the Closing are made in reliance on the Parties’ respective agreements, as set forth in this Section 5.13(d), to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or Buyer, as the case may be. The access to Business Records and other Information being granted pursuant to Sections 5.2, 5.13, 5.14, 9.3, 9.4 and Article VI, the agreement to provide witnesses and individuals pursuant to this Section 5.13 and the disclosure to Buyer and Seller of Privileged Information relating to the Business or the Retained Business pursuant to this Agreement in connection with the transactions contemplated hereby shall not be asserted by Seller or Buyer to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 5.13(d) or otherwise.

Section 5.14. Retention of Books and Records and Post-Closing Access.

(a) Seller and its Affiliates may retain a copy of any or all of the Business Records and any other materials included in any electronic data room or that are otherwise in the possession or under the control of Seller or any of its Affiliates relating to the conduct of the Business or the Purchased Subsidiaries on or before the Closing Date. Buyer agrees to hold at least one copy of all Business Records that constitute Purchased Assets and all Business Records of the Purchased Subsidiaries and not to destroy or dispose of such copy for a period of six (6) years from the Closing Date or such longer time as may be required by Law, and if thereafter Buyer proposes to destroy or dispose of such copy, Buyer shall offer first in writing at least ninety (90) days prior to such proposed destruction or disposition to surrender all or any portion of such Business Records to Seller upon Seller’s request. Seller agrees to hold at least one copy of all Business Records that constitute Excluded Assets or Non-Business Assets and that, in each case, are in the possession or under the control of Seller or its Affiliates relating to the conduct of the Business or the Purchased Subsidiaries on or before the Closing Date, and not to destroy or dispose of such copy for a period of six (6) years from the Closing Date or such longer time as may be required by Law, and if thereafter either Seller proposes to destroy or dispose of such copy, Seller shall offer first in writing at least ninety (90) days prior to such proposed destruction or disposition to surrender all or any portion of such Business Records to Buyer upon Buyer’s request.

(b) From and after the Closing, Buyer shall, and shall cause its Subsidiaries, including the Purchased Subsidiaries, to (i) give Seller and its Representatives reasonable access to the offices, properties and Business Records of Buyer and its Subsidiaries, including the Purchased Subsidiaries, relating to the Business and operations of the Purchased Subsidiaries on or before the Closing Date, (ii) furnish to Seller and its Representatives such financial and operating data and other information relating to the Business and the operations of the Purchased Subsidiaries on or before the Closing Date, and (iii) cause the employees, counsel and financial advisors of Buyer and its Subsidiaries, including the Purchased Subsidiaries, to cooperate with Seller and its Representatives, in each case, to the extent reasonably requested by Seller in connection with accounting, Tax and other similar needs, in accordance with the Representatives policies and procedures for such access. From and after the Closing, Seller shall, and shall cause their respective Subsidiaries, to (A) give Buyer and its Representatives reasonable access to the offices, properties and Business Records of Seller and its Subsidiaries relating to the Business on or before the Closing Date, (B) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Business on or before the Closing Date, and (C) cause the employees, counsel and financial advisors of Seller and its Subsidiaries to cooperate with Buyer and its Representatives, in each case, to the extent reasonably requested by Buyer in connection with accounting, Tax and other similar needs. Any such access shall be granted in a manner as not to interfere unreasonably with the conduct of the business of the Party granting such access. Notwithstanding the foregoing, either Party may withhold such access, as and to the extent necessary to avoid contravention or waiver, any document or information the disclosure of which could reasonably be expect to violate any Contract or any Law or would result in the waiver of any legal privilege or work-product privilege; provided that to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result of the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 5.14(b) shall limit in any respect any rights any Party may have with respect to discovery or the production of documents or other information in connection with any litigation.

(c) Notwithstanding the foregoing, the provisions of Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with Sections 5.14(a) or 5.14(b).

Section 5.15. Confidentiality. Seller shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, for a period of five (5) years after the Closing Date, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information included in the Purchased Assets; provided that the foregoing restriction shall not (a) apply to any information (i) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.15) or (ii) Seller can establish was independently developed by Seller or any of its Affiliates (other than by the Business prior to the Closing), without use of any confidential or proprietary information included in the Purchased Assets, or (b) prohibit any disclosure (i) required by Law so long as, to the extent legally permissible, Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure or (ii) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby.

Section 5.16. Noncompetition.

(a) Seller agrees that for a period of five (5) years following the Closing Date (the “Restricted Period”), neither it nor any of its Affiliates shall engage or participate, either directly or indirectly, as a principal or for its own account, solely or jointly with others, or as the holder of any debt interest, voting stock, capital stock or other equity interest of any Person or through any profit participation or other similar interest, in the Restricted Activities anywhere in the world; provided that nothing herein shall prohibit (i) the acquisition by Seller or any of its Affiliates of a diversified business having not more than ten percent (10)% of its sales (based on its latest annual financial statements), in the aggregate, attributable to any business or businesses that competes with the Business, (ii) the acquisition, holding of investments or direct or indirect ownership by Seller or any of its Affiliates of any voting stock, capital stock or other equity interest of any Person engaged in a business that competes with the Business, so long as such ownership interest represents not more than ten percent (10)% of the aggregate voting power or outstanding capital stock or other equity interests of such Person, (iii) the manufacture, marketing, sale or distribution by Seller or any of its Affiliates of end-products containing motors or (iv) the manufacture, marketing, sale or distribution by Seller or any of its Affiliates of motors to be used as a component of end-products containing motors used in the Water Products Business.

(b) Notwithstanding anything to the contrary contained in this Section 5.16, neither Seller nor any of its Affiliates shall be deemed to have violated the restrictions contained in Section 5.16(a) in the event that Seller or any of its Affiliates invest in or acquire all or a majority of the equity interests or assets of any Person engaged in a diversified business having not more than twenty five percent (25)% of its sales (based on its latest annual financial statements), in the aggregate, attributable to any business or businesses that is engaged in any Restricted Activity; provided that Seller or any of its Affiliates thereafter cease such Restricted Activity or divest that portion of the business that constitutes such Restricted Activity within twelve (12) months from the date of purchase of such Person so as to be in compliance with Section 5.16(a).

Section 5.17. Public Announcements. The Parties agree to obtain the written consent (which shall not be unreasonably withheld) of the other before issuing any press release or making any public statement with respect to the Transaction Documents or the transactions contemplated thereby; provided, however, that a Party may, without the prior consent of the other Party, but only following consultation with the other Party to the extent practicable, issue such public disclosure as may be required by Law or any listing agreement with any national securities exchange to which the disclosing party is subject.

Section 5.18. Non-solicit.

(a) For a period of eighteen (18) months following the Closing Date, Seller shall not, and shall not permit any of its controlled Affiliates to, hire or directly or indirectly solicit (or cause to be directly or indirectly solicited) any Transferred Employee, except for those Transferred Employees listed on Schedule 5.18(a); provided that the foregoing restriction shall not apply to generalized searches by use of advertising or recruiting efforts (including the use of search firms) which are not specifically targeted at such Transferred Employees.

(b) For a period of eighteen (18) months following the Closing Date, Buyer shall not, and shall not permit any of its controlled Affiliates (including, after the Closing, the Purchased Subsidiaries) to, hire or directly or indirectly solicit (or cause to be directly or indirectly solicited) any employee of Seller or its Subsidiaries as of immediately prior to the Closing (other than the Business Employees or those employees of Seller listed on Schedule 5.18(b)) and who was introduced to Buyer or its Affiliates in connection with Buyer’s due diligence investigation related to the transactions described in this Agreement, the negotiation of this Agreement or the provision of services pursuant to the Transition Services Agreement; provided that the foregoing restriction shall not apply to generalized searches by use of advertising or search firms which are not specifically targeted at such employees.

Section 5.19. Resignations. Seller shall, and shall cause its Subsidiaries to, cause to be delivered to Buyer duly signed resignations, effective at the time of Closing, of all directors and officers, as applicable, of the Purchased Subsidiaries other than the persons named in Schedule 5.19 (in the capacities so identified therein).

Section 5.20. Further Assurances. Subject to, and not in limitation of, Sections 5.3, 5.4, 5.5, 5.6 and 5.7, each of Buyer and Seller shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

Section 5.21. Audit of Business Financial Statements.

(a) Buyer shall use its commercially reasonable efforts to complete as promptly as reasonably practicable and, in any event, no later than seventy five (75) days following the Effective Time, the audited annual and interim financial statements and financial data concerning the Business that are required by Law (including SEC rules and regulations) in connection with Buyer’s SEC reporting obligations for the transactions contemplated by this Agreement and to enable utilization of Form S-3 for re-sales of the RBC Stock in accordance with the Shareholder Agreement. Buyer shall be responsible for all costs and expenses related to the preparation of such audited annual and interim financial statements incurred by Seller or its Affiliates, including expenses for audit services and other third party services engaged by Seller. Access to information and personnel in connection with the preparation of any such required audited financial statements shall be governed by Section 5.02 of this Agreement.

(b) Seller shall cooperate in good faith with Buyer’s reasonable financial information requests related to Buyer’s (i) analysis of any required SEC financial statement reporting obligations concerning the Business and the transactions contemplated by this Agreement (including, without limitation, all such information necessary for purposes of determining the financial statements and other financial information required by Regulation S-K and Rule 3-05 of Regulation S-X under the Securities Act), such that Buyer’s analysis can be timely completed in accordance with its obligations under Section 5.21(a) and (ii) obtaining, if applicable, a written consent of Ernst & Young LLP pertaining to the financial statements of the Business and required to be filed in connection with (Buyer’s SEC reporting obligations and the filing of a shelf registration statement on Form S-3 (or any successor form thereto) registering the shares of RBC Stock received by Seller in accordance with the terms of this Agreement for resale to the public in accordance with the terms of the Shareholder Agreement.

Section 5.22. Product Liability Insurance. Prior to the Closing, Seller shall cause Buyer to be named as an additional insured, on a primary and non-contributory basis, on each of its insurance policies providing coverage for products liability arising from the Products/Services (“Products Liability Policies”), and which were in force at any time during the six (6) years immediately preceding the Effective Time. Seller shall provide Buyer with certificates of insurance showing that Buyer has been added as an additional insured to such Products Liability Policies, along with complete copies of all endorsements by which Buyer is added as such.

Section 5.23. Buyer Covenants. Subject to applicable Law, from the date hereof until the Closing Date, except as expressly contemplated by the Transaction Documents or with Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), with respect to Buyer’s business, Buyer shall not and shall cause its Subsidiaries not to:

(a) except as required by Law, amend its articles of incorporation or bylaws or equivalent organizational documents in a manner that would adversely affect the consummation of the transactions contemplated by this Agreement or the issuance of the Stock Consideration;

(b) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation or dissolution of Buyer, or enter into any agreement or understanding that requires Buyer or any Buyer Subsidiary to abandon or terminate this Agreement or the transactions contemplated herein, or that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; or

(c) agree or commit to do any of the foregoing.

ARTICLE VI

TAX MATTERS

Section 6.01. Representations Relating to Taxes. Except as set forth in the Disclosure Schedules (but subject to Section 11.12), and for matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Seller hereby represents and warrants to Buyer that:

(a) (i) Each of the Purchased Subsidiaries has timely filed with the appropriate Taxing Authority all Tax Returns required to be filed through the date hereof, or requests for extensions of time to file such returns have been timely filed, granted and have not expired, (ii) all such Tax Returns are accurate and complete; and (iii) all Taxes that have become due and payable by each of the Purchased Subsidiaries have either been paid by it or are reserved against on the Financial Statements.

(b) There are no pending audits, lawsuits, actions, claims, arbitrations, mediations or other proceedings at Law or in equity by or before a Taxing Authority relating to Taxes of any of the Purchased Subsidiaries and no written notice of a threatened audit by a Taxing Authority has been received by any Purchased Subsidiary.

(c) No extension of the statute of limitations is in effect on the assessment of any Taxes of any of the Purchased Subsidiaries.

(d) There are no Liens for Taxes upon the Purchased Assets other than for Taxes not yet due and payable.

(e) No Purchased Subsidiary shall be required to include any material adjustment in taxable income for any Post-Closing Tax Period (or portion thereof) as a result of any: (i) change in method of accounting prior to the close of business on the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), or (ii) installment sale or open transaction disposition made on or prior to the Closing Date.

(f) No Purchased Subsidiary has received within the last five years a notice or inquiry from any Tax Authority in which such Purchased Subsidiary does not file a Tax Return that such Seller or Purchased Subsidiary may be subject to filing a Tax Return.

(g) Each of the Purchased Subsidiaries is properly treated as a disregarded entity for U.S. federal income tax purposes. None of the Purchased Subsidiaries has ever revoked an election described in Treas. Reg. 301.7701-3.

Section 6.02. Tax Returns; Allocation Of Taxes.

(a) Seller shall prepare and file or cause to be prepared and filed, when due (taking into account any extension of a required filing date), all Tax Returns with respect to the Purchased Subsidiaries that are required to be filed on or prior to the Closing Date, and Seller shall pay or cause to be paid all Taxes with respect to any such Tax Return in accordance with Law. Buyer shall prepare and file, or cause to be prepared and filed when due (taking into account any extensions of a required filing date) all Tax Returns required to be filed by the Purchased Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period or a Straddle Tax Period (each a “Pre-Closing Buyer-Filed Tax Return”). All Tax Returns described in this Section 6.02(a) shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method except to the extent such position lacks sufficient support in law or in fact to meet a “more-likely-than-not” standard. Any Pre-Closing Buyer-Filed Tax Return shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent reasonably requested by Seller, supporting documentation) at least 30 days (or, in the case of any non-Income Tax Return, a reasonable number of days) prior to the due date (including any applicable extension) of such return. Seller shall have the right to review and comment on such Pre-Closing Buyer-Filed Tax Return. If Seller, within 10 Business Days after review of any such Pre-Closing Buyer-Filed Tax Return, notifies Buyer in writing that it objects to any items in such return, the disputed item shall be resolved in a manner mutually agreeable to both parties within ten (10) Business Days, and if not so resolved, then by a jointly retained Accountant (which may be the same as or different from the Accountant retained pursuant to Section 2.10, if any) within a reasonable time, taking into account the deadline for filing such return. Upon resolution of all such items, the relevant Pre-Closing Buyer-Filed Tax Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of such Accountant shall be borne equally by Buyer and Seller. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), no Purchased Subsidiary shall amend any Tax Return for a Pre-Closing Tax Period or a Straddle Tax Period without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed). Buyer shall pay or cause to be paid all Taxes with respect to any Pre-Closing Buyer-Filed Tax Return filed under this Section 6.02(a) in accordance with Law. Seller shall pay to Buyer an amount equal to any Pre-Closing Taxes shown on any Pre-Closing Buyer-Filed Tax Return prepared in compliance with this Section 6.02(a), to the extent not paid at or before Closing or included in the calculation of Final Closing Net Working Capital, within five (5) days prior to the latest date on which such Income Taxes are due and payable by Buyer without interest or penalties.

(b) Except to the extent taken into account in the calculation of Final Closing Net Working Capital, Buyer shall pay or cause to be paid to Seller any refund (whether by way of payment, credit, offset or reduction in Tax Liability) of Taxes and interest thereon received by Buyer, any Affiliate of Buyer or the Purchased Subsidiaries attributable to Pre-Closing Taxes paid by Seller, the Purchased Subsidiaries or any predecessor or Affiliate of Seller no later than ten (10) days following receipt of such refund, net of any Income Taxes imposed thereon. Notwithstanding the foregoing, Buyer shall not be obligated to pay over any refunds or the amount of any credit, offset or Tax reduction to the extent such refund or benefit was included in Final Closing Net Working Capital.

(c) Notwithstanding anything to the contrary in this Agreement, all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, property, transfer and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) arising from the transactions contemplated by this Agreement shall be borne by the Buyer.

Section 6.03. Cooperation On Tax Matters. Buyer and Seller shall cooperate fully, and Buyer shall cause each of its Subsidiaries, including the Purchased Subsidiaries, to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation, execution and filing of Tax Returns pursuant to Section 6.02(a) and any audit, examination, inquiry, claim for refund, lawsuit, action, claim, arbitration, mediation or other proceeding at law or in equity by or before a Taxing Authority with respect to Taxes (each a “Tax Claim”). Such cooperation shall include access to records and information which are reasonably relevant to any such Tax Return or Tax Claim, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and executing powers of attorney. Seller and Buyer shall, and Buyer shall cause its Subsidiaries, including the Purchased Subsidiaries, to (a) retain all books and records with respect to Tax matters pertinent to the Business and the operations of the Purchased Subsidiaries relating to any taxable period beginning before the Effective Time until the expiration of the applicable statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other Party ninety (90) days written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Seller and Buyer shall, and Buyer shall cause its Subsidiaries, including the Purchased Subsidiaries, to, allow the other Party to take possession of such books and records. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to transfer to Buyer any Tax Returns or other Tax work papers of Seller or any of the Retained Subsidiaries. Buyer and Seller each agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

Section 6.04. Buyer Covenants. Buyer covenants that it shall not cause or permit any Purchased Subsidiary or any Affiliate of Buyer (a) to take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption or (b) make any election or take any action with respect to Taxes that could give rise to any Pre-Closing Tax Liability or reduce any asset of the Seller Group with respect to Taxes or give rise to any loss of the Seller or the Seller Group for a Pre-Closing Tax Period.

Section 6.05. Tax Sharing. Any and all existing Tax Sharing Agreements, except for this Agreement, between any Purchased Subsidiary and any member of the Selling Group shall be terminated as of the Closing Date. After such date none of the Purchased Subsidiaries, Seller and any Affiliate of Seller shall have any further rights or liabilities thereunder.

Section 6.06. Tax Indemnification.

(a) Except to the extent taken into account in the calculation of Final Closing Net Working Capital, Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all (i) Liability for Pre-Closing Taxes of the Purchased Subsidiaries; (ii) Liability for Taxes of Seller or any of its Affiliates (other than the Purchased Subsidiaries); (iii) Damages arising out of, resulting from, or incident to any breach by Seller or any of its Affiliates (including the Purchased Subsidiaries prior to Closing) of any covenant contained in this Article VI; and (iv) Damages arising out of, resulting from, or incident to any breach of any representation or warranty contained in Section 6.01 without regard to any materiality qualifier contained therein, except to the extent such Damages are otherwise indemnified pursuant to the foregoing clauses (i) through (iii); provided, however, that Seller shall have no Liability for the payment of any Damages attributable to or resulting from any action or prohibited action described in Section 6.04 hereof. For purposes of this Section 6.06(a), Taxes shall include the amount of Taxes that would have been paid but for the application of any credit or loss deduction attributable to Post-Closing Tax Periods. For the avoidance of doubt, Taxes of the Seller or any of its Affiliates includes all capital gain or similar Tax arising from the Chinese Equity Seller’s disposition of the equity interests of the Chinese Purchased Subsidiaries to Buyer or Buyer’s Affiliate.

(b) Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all (i) Liability for Taxes of the Purchased Subsidiaries for Post-Closing Tax Periods, except to the extent such Taxes are subject to indemnification by Seller pursuant to Section 6.06(a); and (ii) Damages arising out of, resulting from or incident to any breach by Buyer and its Affiliates (including the Purchased Subsidiaries after Closing) of any covenant contained in this Article VI.

(c) In the case of any Straddle Tax Period:

(i) Real, personal and intangible property Taxes and any other Taxes levied on a per diem basis and set forth in Schedule 6.06(c) (“Per Diem Taxes”), of any Person for a Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Tax Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Tax Period; and

(ii) Taxes of any Person (other than Per Diem Taxes) for any Pre-Closing Tax Period shall be computed as if such Tax Period ended as of the close of business on the day before the Effective Time.

(iii) All determinations necessary to give effect to the allocation set forth in the foregoing sentence shall be made in a manner consistent with prior practice of the Seller, its Subsidiaries or the Purchased Subsidiaries, as applicable.

(d) If any Tax Claim shall be initiated, which, if successful, might result in an indemnity payment to a Person pursuant to this Section 6.06, the Indemnified Parties shall notify the Indemnifying Parties within fifteen (15) days of receipt of notice of such a Tax Claim; provided, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Parties have actually been prejudiced by such failure.

(e) With respect to any Tax Claim relating to a Tax period ending on or prior to the Closing Date, Seller shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) at its own expense. With respect to Tax Claims relating to Straddle Tax Periods, to the extent possible, Tax Liabilities will be distinguished and each Party will control the defense and settlement of those Taxes for which it is so liable. To the extent a Tax Liability cannot be so attributed, the Party that has the greater potential Liability shall control the defense and settlement, provided, that such Party defends the Tax issue as reported on the relevant Tax Return. Buyer shall control at its own expense all proceedings with respect to any Tax Claim relating to a Tax period beginning after the Effective Time. A Party shall promptly notify the other Party if it decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Agreement, and the other Party shall thereupon be permitted to defend and settle such Tax Claim at its own expense. Notwithstanding anything to the contrary in this Section 6.06(e), Seller shall not settle any Tax Claim without Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, if the resolution of such Tax Claim reasonably could be expected to materially adversely affect the Tax Liability of the Buyer or its Affiliates (including the Purchased Subsidiaries) for any Tax period ending after the Closing Date.

Section 6.07. Survival of Tax Claims. Claims under Section 6.06 shall survive the Closing until thirty (30) days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter. No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period.

ARTICLE VII

EMPLOYEE MATTERS

Section 7.01. Business Employees.

(a) Immediately prior to the Closing Date, but subject to the Closing, Seller shall terminate the employment of each Business Employee who is actively employed at the Business. Buyer shall (or shall cause its Subsidiaries to) (i) continue the employment on and after the Closing Date of each Purchased Subsidiary Employee and (ii) on or prior to the Closing Date, make an offer of employment effective on the Closing Date to each Business Employee who is actively employed at the Business (each an “Active Employee”) on the terms set forth in this Section 7.01. For this purpose, a Business Employee will be considered “actively employed” if immediately prior to the Closing Date, they are absent from work on account of paid time-off, vacation, sick or personal leave, short-term disability, layoff for lack of work, authorized leave of absence, or military leave, but does not include any individual not actively at work due to retirement, resignation, permanent dismissal or long-term disability; provided that any offer by Buyer to employ any such Business Employee shall be effective only if such Business Employee commences active employment with Buyer or one of its Subsidiaries on a date that is not later than one hundred eighty (180) days after the Closing Date (or the next applicable Business Day to the extent such date does not fall on a Business Day) or such longer period of time as required by Law. With respect to any Business Employee who is not an Active Employee but for whom Seller has an obligation to recall, rehire or otherwise return to employment under a contractual obligation or Law (each an “Inactive Employee”), Buyer shall offer employment to each such Inactive Employee effective on the first date such Inactive Employee is eligible to return to work or such date as such Inactive Employee first becomes eligible for employment, reemployment, reinstatement or reactivation, provided such date is not later than one hundred eighty (180) days after the Closing (or the next applicable Business Day to the extent such date does not fall on a Business Day) or such longer period of time as required by Law. Unless a written acceptance of an offer of employment is required by Law, a Business Employee who continues employment or who has received an offer of employment shall be deemed to have accepted such continuance or offer, unless such Business Employee specifically declines such continuance or offer. Purchased Subsidiary Employees and Business Employees who accept such offer of employment and who actually commence employment with Buyer (or a Subsidiary of Buyer) shall collectively be the “Transferred Employees”; provided that Inactive Employees shall not be considered a Transferred Employee until such Inactive Employee actually commences active employment with Buyer (or a Subsidiary of Buyer). Transferred Employees who are based primarily inside the United States shall collectively be the “U.S. Transferred Employees”.

(b) The employment of each Transferred Employee who is an Active Employee shall be transferred to Buyer in a manner such that the Active Employee’s employment shall be considered continuous and uninterrupted employment under applicable

Law. Subject to Section 7.01(a), Buyer hereby assumes as Assumed Liabilities hereunder all Liabilities of Seller under applicable Law and under any applicable plan, policy, Contract or arrangement to employ, reemploy, reinstate or reactivate each Inactive Employee. In addition, Buyer acknowledges that it is a “successor in interest” for purposes of applicable employment and employee benefits Laws, including the Family and Medical Leave Act of 1993, as amended, and the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, and that the terms of employment, reemployment, reinstatement or reactivation of an Active Employee who is on approved leave under such laws immediately prior to the Closing Date shall be governed by such Laws.

(c) Buyer hereby assumes as Assumed Liabilities hereunder all of Seller’s Liabilities under the Ex-Pat Agreements.

(d) Seller shall provide any notices to the Transferred Employees that may be required under any applicable Law, including WARN or any similar Law, with respect to events that occur prior to or as of the Closing. Buyer shall provide any notices to the Transferred Employees that may be required under any applicable Law, including WARN or any similar Law, with respect to events that occur after the Closing. Buyer shall not take any action after the Closing that would cause any termination of employment of any employees by Seller, its Subsidiaries or Affiliates that occurs on or before the Closing to constitute a “plant closing” or “mass layoff” under WARN or any similar Law, or to create any Liability to Seller or any of its Subsidiaries for any employment terminations under applicable Law.

(e) All Union Employees shall cease their employment with Seller at the Effective Time and their employment by Buyer shall automatically be continued by Buyer under the terms and conditions of the applicable Bargaining Agreement. Seller and Buyer shall cooperate fully in the assignment and assumption of all Bargaining Agreements covering Union Employees and in any negotiations with respect thereto such that, immediately after the Closing, Buyer shall have (whether through such an assumption, negotiations or otherwise) the same rights and obligations with respect to the Union Employees as Seller, its Subsidiaries and Affiliates had immediately before the Closing.

Section 7.02. Compensation and Benefits.

(a) Buyer agrees that for a period of twenty-four (24) months after the Closing Date (the “Relevant Period”), it shall provide (or cause its Subsidiaries to provide) each Transferred Employee who is not a Union Employee (“Non-Union Transferred Employee”) with (i) an annual base salary, and (ii) long and short term incentive compensation opportunities that have a target value at least equal to his or her annual base salary and target long and short term incentive compensation opportunities in effect immediately prior to the Closing. In addition, Buyer agrees that during the Relevant Period, it shall provide (or cause its Subsidiaries to provide) Non-Union Transferred Employees with benefits and perquisites that are, in the aggregate, substantially comparable to the Employee Plans or International Plans, as applicable, provided to such employees immediately prior to the Closing; provided, however, Buyer shall not be obligated to provide any Non-Union Transferred Employee with any post-retirement medical or life benefits. Buyer agrees that after the expiration of the Relevant Period, it shall provide (or cause its Subsidiaries to provide) Non-Union Transferred Employees with compensation and benefits that are, in the aggregate, substantially comparable to the compensation and benefits provided to similarly situated employees of Buyer and its Subsidiaries.

(b) As of the Effective Time, Buyer shall cover (or cause to be covered) each U.S. Transferred Employee under one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code (collectively, the “Buyer DC Plan”). As soon as administratively practicable following the Closing, Seller shall spin-off and transfer and Buyer shall cause the Buyer DC Plan to accept the spin-off and transfer of all of the Liabilities and assets of each Employee Plan (“Seller DC Plans”) attributable to Transferred Employees, and their beneficiaries and alternate payees accrued through the date of Closing in a manner which qualifies under Section 414(l) of the Code. As of the Effective Time, Seller shall cause each U.S. Transferred Employee to be fully vested in his or her accounts, if any, under the Seller DC Plans.

(c) Each Transferred Employee who is a participant in an Employee Plan that is a defined benefit plan intended to qualify under Section 401(a) of the Code (the “Seller DB Plan”), shall cease to participate in the Seller DB Plan as of the Effective Time. As of the Effective Time, Seller shall cause each Transferred Employee to be fully vested in his or her accrued benefits, if any, under each Seller DB Plan. Seller shall retain all of the assets of the Seller DB Plan and the Liabilities for (i) all benefits payable under the Seller DB Plan with respect to Business Employees who retired or otherwise terminated employment on or prior to the Closing Date, and (ii) the accrued benefit of each Business Employee through the Closing Date. For purposes of this Section 7.02(c) and Section 7.02(d) the accrued benefit means the monthly normal retirement age benefit accrued under the Seller DB Plan up to and through the Closing Date based upon the employee’s credited service under the Seller DB Plan through the Closing Date, including the subsidized value of any early retirement benefit and early retirement supplements accrued under the Seller DB Plan as of the Closing Date, but exclusive of the subsidized value of any early retirement benefit, early retirement supplements, retiree benefit increases, or any other benefit, supplement or subsidy under the Seller DB Plan that the employee would have earned in addition thereto had he continued employment with Seller.

(d) Buyer Union DB Plan Replacement Plan.

(i) If required by any Bargaining Agreements, Buyer shall establish as of the Closing for the benefit of Union Employees (and any alternate payee with respect thereto) a defined benefit plan or plans that are identical to the Seller DB Plan as applicable to such Union Employees (“Buyer Union DB Plan”). Buyer shall take such action as reasonably necessary to qualify the Buyer Union DB Plan under Section 401(a) of the Code, and Buyer and Seller shall cooperate to make any and all filings and submissions to the appropriate governmental agencies required to be made by Seller or Buyer as are appropriate in effectuating the provisions of this Section 7.02(d).

(ii) For purposes of eligibility, vesting and benefit accrual, Buyer Union DB Plan shall credit each Union Employee with service for periods prior to the Effective Time equal to the service credited to such employee under the Seller DB Plan; provided, however, that Buyer Union DB Plan may offset benefits provided under the Seller DB Plan in order to avoid duplication of benefits on account of periods of service recognized under both the Seller DB Plan and Buyer Union DB Plan. The intent being that upon retirement the retirement benefit payable to each Union Employee from the Seller DB Plan and the Buyer Union DB Plan shall equal the retirement benefit required to be provided under the terms of the Bargaining Agreement; provided, however, that to the extent the retirement benefit payable is not an accrued benefit under the Seller DB Plan, the Buyer Union DB Plan shall be responsible for the full value of any subsidized early retirement benefits, early retirement supplements, and benefit increases to Union Employees resulting from additional service with Buyer after the Closing Date or benefit enhancements negotiated after the Closing Date, and the Seller DB Plan shall be responsible solely for the accrued benefit of the Union Employee as of the Closing Date.

(e) During the Relevant Period, unless otherwise prohibited by applicable Law, Buyer shall continue to maintain each International Plan, Seller agrees that, it shall transfer and assign, or shall cause the transfer and assignment, to Buyer or an Affiliate of Buyer, all of its rights, duties and Liabilities, whether stated or otherwise, under and with respect to each International Plan that is not sponsored, maintained or contributed to by a Purchased Subsidiary in respect of or relating to Transferred Employees, including all statutory duties and Liabilities, and Buyer agrees that it shall assume, or shall cause one or more Affiliates of Buyer to assume, sponsorship of, all such rights, duties and Liabilities, statutory or otherwise and that such rights, duties and Liabilities shall be Assumed Liabilities. As of the Effective Time, Buyer or an Affiliate of Buyer shall (a) maintain same terms and conditions of employment of all Purchase Subsidiary Employees, including position/title, working shift, salary, benefits, and seniority recognition for the time worked with any of the Mexican Subsidiaries; and (b) be solely responsible for all employer labor-related matters with respect to the Purchase Subsidiary Employees, including without limitation (i) payment of salaries, vacation, holiday and all other compensations; (ii) payment of any labor benefit (iii) payment of mandatory contributions to the Mexican Institute of Social Security (Instituto Mexicano del Seguro Social), the Institute for the National Fund of Housing for Employees (Instituto del Fondo Nacional de la Vivienda para los Trabajadores); (iv) the System of Savings for Retirement (Sistema de Ahorro para el Retiro) as provided in the applicable Laws; (v) employment litigation to the extent based on conduct occurring after the Effective Time; (vi) disability or leave benefits, and (vii) severance payments for Purchase Subsidiary Employees terminated after the Effective Time without cause as provided in the Mexican Federal Labor Law (Ley Federal del Trabajo).

(f) Buyer shall grant (or cause its Subsidiaries to grant) each Transferred Employee credit for years of prior service with Seller or any of its Affiliates or their respective predecessors for all purposes under each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) sponsored or monitored by Buyer or any of its Subsidiaries, including benefit accrual; provided, however, that such credit shall not result in a duplication of benefits. Buyer and Seller agree to cooperate and exchange such information as is necessary to avoid any such duplication of benefits.

(g) As of the Effective Time, each Transferred Employee shall cease participation in the health and welfare benefit plans of Seller and its Affiliates (each, a “Seller Welfare Plan”) and commence participation in the health and welfare benefit plans maintained, administered or contributed to by Buyer and its Subsidiaries. Seller and its Affiliates shall be responsible for claims incurred under a Seller Welfare Plan for Transferred Employees and their beneficiaries and dependents prior to the Closing. For purposes of this Section 7.02(g), claims shall be deemed to be incurred in accordance with the terms of the Seller Welfare Plan.

(h) Buyer shall (or shall cause its Subsidiaries to):

(i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any health and welfare plans in which such Transferred Employees are eligible to participate after the Closing to the extent that such limitations were satisfied under the applicable Seller Welfare Plan; and

(ii) provide each U.S. Transferred Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements covering the same period of time under any health and welfare plans in which such U.S. Transferred Employees are eligible to participate after the Closing Date, but only to the extent that the U.S. Transferred Employee provides evidence reasonably acceptable to Buyer of the amount of expenses incurred towards such deductible and co-payment limits, and only to the extent that Buyer shall be eligible to credit such expenses against any other lifetime or yearly maximums.

(i) As of the Effective Time, Seller shall transfer from medical and dependent care account plans of Seller and its Affiliates (each, a “Seller FSA Plan”) to one or more medical and dependent care account plans established or designated by Buyer (collectively, the “Buyer FSA Plan”) the account balances of U.S. Transferred Employees, and Buyer shall be responsible for the obligations of the Seller FSA Plans to provide benefits to U.S. Transferred Employees with respect to such transferred account balances at or after the Effective Time. Each U.S. Transferred Employee shall be permitted to continue to have payroll deductions made as most recently elected by him or her under the applicable Seller FSA Plan. As soon as reasonably practicable following the end of the plan year for the Buyer FSA Plan, including any grace period, Buyer shall promptly reimburse Seller for benefits paid by the Seller FSA Plans to any

U.S. Transferred Employee prior to the Closing Date to the extent in excess of the payroll deductions made in respect of such U.S. Transferred Employee at or prior to the Effective Time but only to the extent that such U.S. Transferred Employee continues to contribute to the Buyer’s FSA Plan the amount of such deficiency. This Section 7.02(i) shall be interpreted and administered in a manner consistent with Rev. Rul. 2002-32.

(j) Buyer shall assume as Assumed Liabilities all Liabilities with respect to the retention letter agreements set forth on Schedule 3.17(a)(i) (each a “Retention Agreement”) and shall honor Seller’s obligations under each Retention Agreement as provided therein. Additionally, to the extent that there is a dispute between Buyer and any party to a Retention Agreement, Buyer agrees to reimburse such Business Employee for any legal expenses incurred by such Business Employee in enforcing his or her rights under the Retention Agreement upon the same terms and conditions as applicable to reimbursement for attorney’s fees for disputes under the terms of the Severance Plan applicable to such Business Employee. To the extent that Buyer does not offer employment to any Business Employee who is a party to a Retention Agreement in accordance with the provisions of Section 7.01(a), and Seller terminates such Business Employee’s employment, then Buyer shall reimburse Seller for any amount payable to such Business Employee under his or her applicable Retention Agreement.

(k) Buyer shall assume as Assumed Liabilities all Liabilities with respect to Non-Union Transferred Employees under the Severance Plans and shall adopt and maintain during the Relevant Period severance plans, which shall provide severance and other benefits in an amount equal to and upon the same terms and conditions as applicable to such Non-Union Transferred Employees as under the Severance Plans. Buyer shall reimburse Seller for any severance payable by Seller under the Severance Plans with respect to each Business Employee who is not offered employment pursuant the requirements of Section 7.01(a). Buyer agrees that after the expiration of the Relevant Period, any remaining Transferred Employees shall be covered by the severance plan or other similar policy then in effect for similarly situated employees of Buyer and its Subsidiaries; and provided, further, that to the extent that Buyer and its Subsidiaries do not have similarly situated employees, the severance plan or other similar policy in effect for Transferred Employees after the expiration of the Relevant Period shall be at the market level for similarly situated employees in the same industry.

(l) Buyer shall be liable for and Buyer’s workers’ compensation program shall be responsible for all claims for benefits that are based upon injuries occurring (or allegedly occurring) solely after the Closing Date by U.S. Transferred Employees. Seller shall be liable for and Seller’s workers’ compensation program shall be responsible for all claims for benefits that are (i) based upon injuries occurring (or allegedly occurring) prior to the Closing by U.S. Transferred Employees, irrespective of when such injury is manifested or (ii) relate to any Business Employees who do not become U.S. Transferred Employees. To the extent that of any workers’ compensation claim for a U.S. Transferred Employee is based on injuries that occurred (or are alleged to have occurred) both prior to and subsequent to the Closing, the Liability for such claim shall be apportioned between Buyer and Seller based upon the length of exposure of the claiming U.S. Transferred Employee that are incurred by U.S. Transferred Employee to the product, material, practice, condition or other circumstances claimed to have caused the alleged injury, with, the proportionate share of such Liability shall equal a fraction, the denominator of which shall be the claiming U.S. Transferred Employee’s total length of exposure to such product, material practice, condition or other circumstances claimed to have caused the alleged injury, and the numerator of which shall be such claiming U.S. Transferred Employee’s total length of exposure, which in the case of calculating the Seller’s Liability is the time prior to the Effective Time, and for calculating the Buyer’s Liability the time following the Effective Time.

(m) Seller shall provide continuation coverage (within the meaning of Section 4980B(f) of the Code and Sections 601 to 608 of ERISA) to all current and former Business Employees (and the qualified beneficiaries of such Business Employees) who are entitled to such coverage with respect to “qualifying events’ (within the meaning of Section 4980B(f) of the Code) which occur on or prior to the Closing Date.

(n) As of the Effective Time, Seller shall cause each U.S. Transferred Employee to be fully vested in his or her equity or equity-equivalent benefits under any Employee Plan. Seller shall retain all Liabilities with respect to any such benefits under the terms of the applicable Employee Plan.

Section 7.03. Payroll Matters.

(a) Seller and Buyer shall adopt the “alternative procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53. Under this procedure Buyer as the successor employer shall provide all required Forms W-2 to all U.S. Transferred Employees reflecting all wages paid and Taxes withheld by Seller as the predecessor and Buyer as the successor employer for the entire year during which the Closing Date shall take place. Seller shall provide all required Forms W-2 to all other U.S. Business Employees who are not Transferred Employees reflecting all wages and taxes paid and withheld by Seller before and after the Closing Date.

(b) Seller and Buyer shall adopt the alternative procedure of Rev. Proc. 2004-53 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure Seller shall provide to Buyer all IRS Forms W-4 and W-5 on file with respect to each Transferred Employee, and Buyer will honor these forms until such time, if any, that such Transferred Employee submits a revised form.

(c) With respect to garnishments, tax levies, child support orders, and wage assignments in effect with Seller on the Closing Date for Transferred Employees, Buyer shall honor such payroll deduction authorizations with respect to Transferred Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by the Court or Governmental Order which was filed with Seller on or before the Closing Date, and Seller will continue to make such payroll deductions and payments to authorized payees with respect to all other Business Employees who are not Transferred Employees.

(d) Seller shall, as soon as practicable after the Closing Date, provide Buyer with such information in the possession of such Seller as may be reasonably requested by Buyer and necessary for Buyer to make the payroll deductions and payments to the authorized payee as required by this subsection (d).

(e) Unless otherwise prohibited by this or another agreement entered into in connection with the transactions contemplated hereby, or by a Employee Plan document, with respect to Transferred Employees with authorizations for payroll deductions in effect with a Seller on the Closing Date, Buyer will honor such payroll deduction authorizations relating to each Transferred Employee, and shall not require that such Transferred Employee submit a new authorization to the extent that the type of deduction by Buyer does not differ from that made by Seller. Such deduction types include, without limitation: contributions to any assumed Employee Plan; scheduled loan repayments to any assumed Employee Plan or to an employee credit union; and direct deposit of payroll, bonus advances, union dues, employee relocation loans, and other types of authorized company receivables usually collectible through payroll deductions. Seller shall, as soon as practicable after the Closing Date, provide Buyer with such information in the possession of Seller as may be reasonably requested by Buyer and necessary for Buyer to honor the payroll deduction authorizations contemplated by this subsection (e).

Section 7.04.Vacation and Other Paid Time Off. Buyer (or its Subsidiary) shall assume any accrued but unused vacation or other paid-time off (“PTO”) for each U.S. Transferred Employee. Seller shall be responsible for all PTO for each Business Employee that is not a Transferred Employee.

Section 7.05. Wages and Other Compensation. Except as provided in Section 7.04, Seller shall retain all Liabilities to pay all Transferred Employees (other than Transferred Employees at the Purchased Subsidiaries) all wages, salaries, commissions and other compensation earned or accrued through the Effective Time, and Buyer shall have no Liability for any unpaid wages, salaries, bonuses, commissions or other compensation earned or accrued prior to the Effective Time.

Section 7.06. Employee Claims. Except as provided in Section 7.02(j), Seller shall be responsible for and shall retain all Liabilities with respect to any claims or causes of action arising out of the employment of the Business Employees (other than Business Employees employed at Purchased Subsidiaries) prior to the Effective Time and Buyer shall have no Liability therefore.

Section 7.07. Employee Communications. Seller and Buyer shall cooperate in communications with Business Employees with respect to employee benefit plans maintained by Seller or Buyer and with respect to other matters arising in connection with the transactions contemplated by the Transaction Documents.

Section 7.08. Acknowledgement. Buyer and Seller acknowledge and agree that nothing contained in this Article VII shall be construed to limit in any way the ability of Buyer or its Subsidiaries to terminate the employment of any Transferred Employee from and after the Effective Time; provided that such termination is in accordance with Law.

Section 7.09. No Third Party Beneficiaries. Without limiting the generality of Section 11.08, nothing in this Article VII, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person (including any Transferred Employees or other current or former Business Employees) other than the parties to this Agreement and their respective successors and assigns to continued employment or any severance or other benefits from Seller, Buyer or any of their respective Affiliates. Nothing contained in this Article VII shall be construed as an amendment to any Employee Plan or International Plan. Subject to applicable Law, unless otherwise specifically provided in this Agreement, including this Article VII, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, either before or after Closing, any such Employee Plan or International Plan.

Section 7.10. Cooperation. Each of Buyer and Seller recognize it to be in the best interests of the parties hereto and their respective employees that the transactions in this Article VII be effected in an orderly manner and agree to devote their reasonable best efforts and to cooperate fully in complying with the provisions of this Article VII. Without limiting the generality of the foregoing, each of the parties agree to execute, deliver and file all documents and to take all such actions as are deemed necessary or desirable in order to carry out and perform the purpose of this Article VII and to facilitate the transactions referred to in this Article VII.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived by the Parties:

(a) any applicable waiting period under the HSR Act, the Mexican Federal Economic Competition Law and any other applicable Competition Laws of the jurisdictions set forth on Schedule 8.01(a) relating to the transactions contemplated hereby shall have expired or been terminated and all required filings shall have been made and required approvals obtained pursuant to Competition Laws listed in Schedule 8.01(a); and

(b) no Law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect preventing the consummation of the transactions contemplated by this Agreement (each, a “Closing Legal Impediment”).

Section 8.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is also subject to the satisfaction of the following conditions, any one or more of which may be waived by Buyer:

(a) Seller shall have performed in all material respects all of its material obligations and agreements hereunder required to be performed by it on or prior to the Closing;

(b) the representations and warranties of Seller contained in Article III and Section 6.01 of this Agreement, without giving effect to materiality or Material Adverse Effect qualifications, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(c) Buyer shall have received a certificate signed by an officer of Seller to the foregoing effect; and

(d) no change, event, effect, condition, circumstances, state of facts or development shall have occurred, arisen or become known since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is also subject to the satisfaction of the following conditions, any one or more of which may be waived by Seller:

(a) Buyer shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Closing,

(b) the representations and warranties of Buyer contained in Article IV of this Agreement, without giving effect to materiality or Material Adverse Effect qualifications, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Buyer MAE,

(c) Seller shall have received a certificate signed by an officer of Buyer to the foregoing effect; and

(d) Seller shall have completed the Restructuring.

ARTICLE IX

INDEMNIFICATION

Section 9.01. Survival. Except for matters related to Taxes, which are addressed in Article VI, the representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided that the Fundamental Representations and the representations and warranties contained in Sections 4.01 (Corporate Existence and Power), 4.02 (Corporate Authorization), 4.05 (Financing), 4.07 (Solvency) and 4.08 (Finders’ Fees) shall survive indefinitely. Except for matters relating to Taxes, which are addressed in Article VI, all of the covenants contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance. Notwithstanding the preceding two sentences, any breach or inaccuracy of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding two sentences, if notice of the breach or inaccuracy thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 9.01 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.

Section 9.02. Indemnification.

(a) Except with respect to matters relating to Taxes addressed in Article VI, and subject to the provisions of this Article IX, effective at and after the Closing, Seller agrees to indemnify Buyer and its Affiliates, equityholders, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Buyer Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Buyer Indemnitee arising out of or relating to:

(i) any breach of any representation or warranty of Seller in Article III of this Agreement;

(ii) any breach of any covenant or agreement made or to be performed by Seller or its Affiliates pursuant to this Agreement or any other Transaction Document; or

(iii) without duplication, any Excluded Liability or Non-Business Liability;

provided that (A) with respect to indemnification by Seller pursuant to Section 9.02(a)(i), Seller shall not be liable for any breach of any representation or warranty of Seller (1) attributable to a single course of conduct or related set of facts, events or circumstances unless the amount of Damages actually incurred by the Buyer Indemnitees for such breach exceeds $150,000; (2) unless the aggregate amount of Damages actually incurred by the Buyer Indemnitees for all such breaches exceeds $7,500,000 (the “Seller Deductible”), and then only to the extent such aggregate Damages exceed such amount; and (B) in no event shall Seller’s aggregate Liability arising out of or relating to Section 9.02(a)(i) exceed $75,000,000 (the “Seller Cap”), provided, further, that neither the Seller Deductible or Seller Cap shall apply to any single item, or group of related items, that results in Damages actually incurred by the Buyer Indemnitees arising out of the breach of any Fundamental Representation, which, in each case, the Buyer Indemnitees shall be entitled to recover in their entirety.

(b) Except with respect to matters relating to Taxes addressed in Article VI, and subject to the provisions of this Article IX, effective at and after the Closing, Buyer agrees to indemnify Seller and its Affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Seller Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Seller Indemnitee arising out of or relating to:

(i) any breach of any representation or warranty of Buyer in this Agreement;

(ii) any breach of any covenant or agreement made or to be performed by Buyer or its Affiliates pursuant to this Agreement or any other Transaction Document; or

(iii) without duplication, any Assumed Liability or any Liability of a Purchased Subsidiary (other than any Non-Business Liability).

(c) For purposes of Section 9.02, a breach of any representation or warranty shall be determined without regard to any qualification or exception contained in such representation or warranty relating to materiality, Material Adverse Effect, material adverse effect or any similar qualification, dollar threshold or standard applicable thereto.

(d) Notwithstanding anything in this Article IX to the contrary, all Damages relating to Taxes, which are addressed in Article VI, shall only be subject to indemnification under Section 6.06 (as such indemnification is limited by Section 9.05, Section 9.06 and Section 9.07) and the indemnification procedures set forth in Article VI shall control any indemnities relating to Taxes.

(e) Regardless of whether any Party or any of its Affiliates or any of their respective Representatives had or should have had knowledge or notice of (i) the breach of, or inaccuracy in, any representation or warranty of the other Party, (ii) the failure of any condition for its benefit to be satisfied, or (iii) the breach of any covenant for its benefit (or, in the case of any of clause (i), (ii) or (iii), any facts or circumstances which would result in any such breach, inaccuracy or failure), for purposes of this Agreement, such Party or Parties shall not be deemed to have waived such breach or inaccuracy or condition.

(f) Notwithstanding any implication to the contrary contained in this Agreement, the limits on indemnification set forth in Section 9.02(a) and Section 9.02(b) do not in any way limit the obligation of any Party to indemnify the other Party or Parties from and against any Damages arising from any breach of a covenant, even if such breach also constitutes a breach of a representation or warranty.

Section 9.03. Procedures. Claims for indemnification under this Agreement (other than claims involving a Tax Claim, the procedures for which are set forth in Article VI) shall be asserted and resolved as follows:

(a) Any Buyer Indemnitee or Seller Indemnitee claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.02 shall (i) notify the other Party (the “Indemnifying Party”) of the Third Party Claim within sixty (60) Business Days of the date on which the Indemnified Party knows or should have reasonably known of the Third Party Claim, and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any) and the basis of the Indemnified Party’s request for indemnification under this Agreement. Subject to Section 9.01, failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within sixty (60) Business Days after having received any Claim Notice with respect to whether or not it is exercising its right to defend the Indemnified Party against the Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Damage under this Article IX), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party, in all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.03(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct or operation of any business by the Indemnified Party or its Affiliates. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.03(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.03(b) within sixty (60) Business Days after receipt of any Claim Notice, then the Indemnified Party shall defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, in all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.03(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, if at any time the Indemnifying Party acknowledges in writing that such Third Party Claim is an indemnifiable Damage under this Article IX, the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim in accordance with Section 9.03(b).

(d) If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder), to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including providing access to documents, records and information. In addition, the Indemnified Party will make its personnel available at no cost to the Indemnifying Party for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably required by the Indemnifying Party. The Indemnified Party also agrees to cooperate with the Indemnifying Party and its counsel in the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary.

(e) A claim for indemnification for any matter not involving a Third Party Claim shall be asserted by notice to the Party from whom indemnification is sought within sixty (60) Business Days of the date on which the Indemnified Party knows of the claim for indemnification, which notice shall describe in reasonable detail the nature of the claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Subject to Section 9.01, failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

Section 9.04. Environmental Matters. The parties agree on behalf of themselves and their respective Affiliates that, in addition to the provisions set forth in Section 9.03, with respect to any Environmental Liabilities subject to indemnification under Section 9.02 (“Environmental Matters”):

(a) Seller shall have no obligation to indemnify Buyer or any of its Affiliates for any Damages (i) arising out of or resulting from any testing, sampling, remedial action or clean-up activity unless (A) reasonably necessary to comply with or required to be performed under an Environmental Law or applicable requirements under Permits; (B) demanded by a Governmental Authority so long as the Buyer and its Affiliates have taken no affirmative steps or actions to initiate or encourage such demand outside of the ordinary course of its business operations; (C) reasonably necessary to respond to or correct an imminent and substantial threat of a risk to human health or the environment; (D) reasonably necessary for the construction, maintenance and/or repair of the Purchased Assets or the Real Property, which construction, maintenance and/or repair is performed for a bona fide business purpose (which shall include, without limitation, any closing or sale of a facility or a financing or refinancing); and/or (E) reasonably necessary to defend or resolve a Third Party Claim; or (ii) to the extent such Damages have been caused, exacerbated, compounded or aggravated by the Buyer, any of its Affiliates or any employee, agent, contractor, tenant, lessee, sublessee, licensee, permitee or invitee of any of the foregoing outside of the ordinary course of Buyer’s business operations.

(b) Any obligation of Seller to indemnify Buyer for any Environmental Matter shall be limited to, and its obligations under this Agreement shall be satisfied upon, achievement of, in a reasonably cost-effective manner, the minimum standards required to be met based on industrial/commercial use, by applicable Environmental Laws as in effect at the time such Environmental Matter is addressed or by any order or requirement of a Governmental Authority. Both parties expressly agree that such minimum standards may include, without limitation, risk-based clean-up remedies and standards and/or the imposition of institutional controls such as deed restrictions and engineering or institutional controls (subject to Section 9.04(c) below) that are approved by a Governmental Authority but only to the extent the imposition of such institutional controls does not affect the ability of Buyer to conduct the operations of the Business.

(c) Seller has the right to retain the defense and control of any Environmental Matter tendered for indemnity and accepted by Seller, including the disclosure, investigation, negotiation, performance and settlement thereof, and shall (i) keep Buyer reasonably informed relating to the progress of such Environmental Matter (including, without limitation, providing Buyer with copies of all material plans, reports and external correspondence) and provide reasonable opportunity for Buyer to comment to Seller on any proposed activities, plans, reports and external correspondence relating to such Environmental Matter (and Seller agrees to incorporate any reasonable comments of Buyer with respect to the same); (ii) select counsel, contractors and consultants of recognized standing and competence in connection with such Environmental Matter (subject to the approval of Buyer which shall not be unreasonably withheld, conditioned or delayed); (iii) diligently and promptly pursue the resolution thereof; and (iv) not unreasonably interfere with the ordinary course operations of the Business or the Purchased Subsidiaries or with the continuing use of any Purchased Asset or the Real Property.

Section 9.05. Calculation of Damages. Notwithstanding anything to the contrary herein:

(a) no Buyer Indemnitee shall be entitled to indemnification under Article VI or this Article IX to the extent a Liability or reserve relating to the matter giving rise to such Damages has been included in the calculation of Final Closing Net Working Capital;

(b) the amount of any Damage for which an Indemnified Party claims indemnification under this Agreement (i) shall be reduced by any insurance proceeds with respect to such Damage actually received; (ii) shall be (A) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder and (B) shall be reduced (but not below zero) by the amount, if any, of the net reduction in Taxes actually paid by Buyer or its Affiliates with respect to such Damage and (iii) shall be reduced by indemnification or reimbursement payments available from third parties with respect to such Damage, which in the case of (i) through (iii) each Party hereto agrees to use its commercially reasonable efforts to obtain such proceeds, benefits and recoveries; and

(c) in the event an Indemnified Party shall recover Damages in respect of a claim of indemnification under Article VI or this Article IX, no other Indemnified Party shall be entitled to recover the same Damages in respect of a claim for indemnification.

Section 9.06. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.02 or Article VI and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall, to the extent permitted by Law and any pertinent Contract, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects.

Section 9.07. Exclusivity.

(a) After the Closing, the sole and exclusive remedy for any and all claims, Damages or other matters arising under, out of, or related to this Agreement or the transactions contemplated hereby, including in the case of Fraud, shall be the rights of indemnification set forth in Article VI (with respect to Taxes) and Article IX only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. FOR THE AVOIDANCE OF DOUBT AND IN FURTHERANCE AND NOT LIMITATION OF THE FOREGOING, BUYER EXPRESSLY AGREES THAT FOR ANY REMEDIAL ACTION SUBJECT TO A CLAIM FOR INDEMNIFICATION UNDER THIS AGREEMENT, BUYER WAIVES AND SHALL NOT ASSERT ANY ACTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT (CERCLA), OR ANY ANALOGOUS STATE OR LOCAL COUNTERPART OR ENVIRONMENTAL LAW, AND THAT ANY CLAIM FOR INDEMNIFICATION REGARDING ANY REMEDIAL ACTION SHALL BE LIMITED TO, AND GOVERNED BY, THIS ARTICLE IX. This Section 9.07(a) will not operate to interfere with or impede the operation of the covenants contained in this Agreement that by their nature are required to be performed after the Closing, with respect to a Party’s right to seek equitable remedies (including specific performance or injunctive relief). The provisions of this Section 9.07(a), together with the covenants contained in this Agreement that by their nature are required to be performed after the Closing, were specifically bargained-for between Seller and Buyer and were taken into account by Seller and Buyer in arriving at the Purchase Price. Each of Seller and Buyer, respectively, specifically relied upon the provisions of this Section 9.07(a) in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth in Article III and Section 6.01 (in the case of Seller) and Article IV (in the case of Buyer).

(b) Notwithstanding anything to the contrary herein (except with respect to those actually awarded and paid on account of a Third Party Claim), no Party shall be liable for special, punitive, exemplary, consequential or indirect damages, lost profits or lost business, loss of enterprise value, diminution in value of any business damage to reputation or loss to goodwill, whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault.

(c) THE RIGHTS OF INDEMNIFICATION SET FORTH IN ARTICLE VI (WITH RESPECT TO TAXES) AND THIS ARTICLE IX SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE LAWS, INCLUDING ENVIRONMENTAL LAWS) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE INDEMNIFYING PARTY) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE INDEMNIFIED PARTY.

(d) Notwithstanding anything to the contrary herein, if there is Fraud, then the limitations set forth in Sections 9.01 and 9.02 shall not apply with respect to any resulting indemnification claim under this Agreement.

ARTICLE X

TERMINATION

Section 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by either Buyer or Seller if any Governmental Authority set forth on Schedule 8.01(a) having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other Action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that this right of termination shall not be available if any Party’s whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, such order, decree, ruling, injunction or other action;

(c) by either Buyer or Seller if any of the conditions set forth in Sections 8.01, 8.02 and 8.03 of this Agreement, as applicable, have not been satisfied or waived within one hundred and twenty (120) days after the date hereof (the “Initial Outside Date” and, as the same may be extended in accordance with this Section 10.01(c), the “Outside Date”); provided that, if on the Initial Outside Date all of the conditions set forth in Sections 8.01, 8.02 and 8.03 have been satisfied or waived, other than the conditions (i) with respect to actions the Parties are required to take at the Closing itself as provided herein and (ii) set forth in Sections 8.01(a) or (b) (but solely in the case of Section 8.01(b) with respect to Closing Legal Impediments arising with respect to Competition Laws), then either Seller or Buyer may elect to extend the Initial Outside Date to the one year anniversary of the date hereof by providing written notice thereof to Buyer on or prior to the Initial Outside Date; provided, further, that this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the conditions provided in Sections 8.01, 8.02 or 8.03, as applicable, to be satisfied before such date;

(d) by Buyer, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) or 8.02(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within sixty (60) days following receipt by Seller of notice of such breach from Buyer; and

(e) by Seller, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) or 8.03(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within sixty (60) days following receipt by Buyer of notice of such breach from Seller.

Section 10.02. Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party hereto; provided, however, that: (a) if this Agreement is terminated by Buyer pursuant to Section 10.01(c), such termination shall not relieve Seller of Liability for any Damages incurred or suffered by Buyer (subject to the limitations set forth in Article IX) as a result of the intentional or willful failure of Seller to perform any obligations required to be performed by it; and (b) if this Agreement is terminated by Seller pursuant to Section 10.01(c), such termination shall not relieve Buyer of Liability for any Damages incurred or suffered by Seller (subject to the limitations set forth in Article IX) as a result of the intentional or willful failure of Buyer to perform any obligations required to be performed by it hereunder on or prior to the date of termination. The provisions of this Section 10.02 and Article XI hereof shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Regal Beloit Corporation

200 State Street

Beloit, Wisconsin 53511-6254

Attention:	Henry W. Knueppel, Chairman and Chief Executive Officer
Peter C. Underwood, Vice President and General Counsel

Facsimile No.: 608-364-8818

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention:	Benjamin F. Garmer, III
Russell E. Ryba

Facsimile No.: 414-297-4900

if to Seller, to:

A.O. Smith Corporation

11270 West Park Place

Milwaukee, Wisconsin 53224

Attention:	Paul W. Jones, Chairman and Chief Executive Officer
James F. Stern, Executive Vice President and General Counsel

Facsimile No.: 414-359-4143.

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, Illinois 60606

Attention:	Mark D. Gerstein
Zachary A. Judd

Facsimile No.: 312-993-9767

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in Section 9.07, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided further that Buyer may assign this Agreement and any and all rights or obligations hereunder (including, without limitation, Buyer’s rights to purchase the Purchased Assets and the Shares and assume the Assumed Liabilities) to any of its wholly-owned Subsidiaries or any Person to which Buyer or any of its Affiliates proposes to sell any of the Real Property or all or substantially all of the other assets relating to the Business. Any such assignor shall remain jointly and severally liable for its obligations and the obligations of its permitted assignee. Upon such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context requires otherwise.

Section 11.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing law other than the law of the State of Delaware.

Section 11.06. Jurisdiction. The Parties expressly agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in a United States District Court located in the state of Wisconsin or any Wisconsin State court, so long as one of such courts shall have subject matter jurisdiction over such Action, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Wisconsin, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.07. Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.08. Counterparts; Effectiveness; No Third Party Beneficiaries. This Agreement may be signed by digital facsimile and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 11.09. Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 11.10. Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state in connection with the sale of the Purchased Assets.

Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.12. Disclosure Schedule. The Parties acknowledge and agree that (a) the inclusion of any items or information in the Disclosure Schedules that are not required by this Agreement to be so included is solely for the convenience of Buyer, (b) the disclosure by Seller of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of Article III reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedule, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (vi) the Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

A. O. SMITH CORPORATION

By:	/s/ Paul W. Jones
Name: Paul W. Jones
Title: Chairman & Chief Executive Officer

REGAL BELOIT CORPORATION

By:	/s/ Henry W. Knueppel
Name: Henry W. Knueppel
Title: Chairman & Chief Executive Officer

[Signature Page to Asset and Stock Purchase Agreement]